Exhibit 10.15

RECAPITALIZATION AND RECONSTITUTION AGREEMENT

by and among

OTR, JACOBS REALTY INVESTORS LIMITED PARTNERSHIP, JG KEY CENTER PROPERTIES LLC, KEY CENTER PROPERTIES LIMITED PARTNERSHIP, KEY CENTER LESSEE LIMITED PARTNERSHIP, KEY CENTER LESSEE CORP., KEY CENTER PROPERTIES LLC, WELLS REIT II – KEY CENTER, LLC, WELLS TRS II – HOTEL, LLC AND CHICAGO TITLE INSURANCE COMPANY

Dated as of November 30, 2005

for

Key Tower and Garage

Key Center Marriott

Cleveland, Ohio

(i)

List of Exhibits and Schedules

Exhibit A	Description of Tower Parcel
Exhibit B	Description of Garage Parcel
Exhibit C	Description of Hotel Parcel
Exhibit D	Great Lakes Corporate Real Estate Partners LLC (Staubach) Lease approval email dated November 30, 2005
Schedule 1(a)	CURC Lease Amendments
Schedule 1(f)	Direction Notice
Schedule 3(b)	Proforma Title Policy
Schedule 4(a)(vii)	List of Tower Advance Bookings, Tower Advance Booking Agreements and Tower Advance Booking Deposits
Schedule 4(a)(viii)	List of Tenant Leases and Security Deposits
Schedule 4(a)(ix)	Defaults under Tenant Leases
Schedule 4(a)(x)-1	Tower Lease Documents
Schedule 4(a)(x)-2	Hotel Lease and Hotel Sublease Documents
Schedule 4(a)(x)-3	Garage Lease, Garage Sublease and Garage Sub-Sublease Documents
Schedule 4(a)(x)-4	Service Contracts (to which KCPLP is a party)
Schedule 4(a)(x)-5	List of UDAG Loan Documents
Schedule 4(a)(xii)	Defaults Under Tower Lease, Tower Advance Booking Agreements, Hotel Lease, Hotel Sublease, Garage Lease, Garage Sublease, Garage Sub-Sublease, Service Contracts (to which KCPLP is a party), UDAG Loan Documents
Schedule 4(a)(xvii)	List of Tax Abatement Agreements
Schedule 4(b)(iv)	List of Hotel Advance Bookings, Hotel Advance Booking Agreements and Hotel Advance Booking Deposits
Schedule 4(b)(vii)	FFE Reserves
Schedule 4(b)(viii)-1	Hotel Sublease Documents
Schedule 4(b)(viii)-2	Hotel Management Agreement Documents
Schedule 4(b)(viii)-3	Garage Sub-Sublease Documents
Schedule 4(b)(viii)-4	Garage Management Agreement Documents
Schedule 4(b)(viii)-5	Service Contracts (to which KC Lessee is a party)
Schedule 4(b)(viii)-6	Club Lease Documents
Schedule 4(b)(x)	Defaults Under Hotel Sublease, Hotel Management Agreement, Garage Sub-Sublease, Garage Management Agreement, Service Contracts (to which KC Lessee is a party), Club Lease
Schedule 4(b)(xviii)	Bank Accounts of KC Lessee
Schedule 4(b)(xix)	Insurance Policies in favor of KC Lessee
Schedule 4(j)	Indemnification Agreement
Schedule 6(f)	Form of Tenant Estoppel
Schedule 6(g)	Form of Club Operator Estoppel
Schedule 6(h)	Forms of Hotel Manager Estoppel and Amendment to Hotel Management Agreement
Schedule 6(i)	Form of Garage Manager Estoppel

(i)

Schedule 6(j)	Form of Garage Lease Estoppel
Schedule 9(a)	Form of Assignment and Assumption of Leases
Schedule 9(b)	Form of Bill of Sale
Schedule 9(c)	Form of Assignment and Assumption of Tenant Leases and Security Deposits
Schedule 9(d)	Form of Assignment and Assumption of Service Contracts and Intangible Property
Schedule 9(e)	Form of OTR Distribution Certificate
Schedule 9(f)	Form of Assignment and Assumption of OTR’s Interest
Schedule 9(g)	Form of Assignment and Assumption of Garage Management Agreement
Schedule 9(h)	Form of Assignment and Assumption of Interests in KC Lessee
Schedule 9(i)	Form of Termination of Garage Sub-Sublease and Termination of Memorandum of Garage Sub-Sublease
Schedule 9(j)	Form of Termination of Existing Tower Management Agreement
Schedule 9(k)	Forms of New Tower Management Agreement and New Tower Leasing Agreement
Schedule 9(l)	Form of KCPLP Note
Schedule 9(m)	Forms of Company Loan Documents
Schedule 9(n)	Form of KCPLP Pledge
Schedule 9(r)	Form of Non-Foreign Affidavit
Schedule 9(v)	Form of Amended and Restated Operating Agreement of KCPLLC
Schedule 9(x)	Form of Amended and Restated Limited Partnership Agreement of KC Lessee
Schedule 9(ee)	Declaration of CCRs
Schedule 9(ff)	Assignment of Tower CURC
Schedule 9(gg)	Assignment of Hotel CURC
Schedule 9(hh)	Assignment of Garage CURC
Schedule 10(c)(v)	Hotel Prorations Schedule

(ii)

RECAPITALIZATION AND RECONSTITUTION AGREEMENT

THIS RECAPITALIZATION AND RECONSTITUTION AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2005 among OTR, an Ohio general partnership, as nominee for the State Teachers Retirement Board of Ohio (“OTR”), JACOBS REALTY INVESTORS LIMITED PARTNERSHIP, a Delaware limited partnership (“JRI”), JG KEY CENTER PROPERTIES LLC, an Ohio limited liability company (“JG”), KEY CENTER PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership (“KCPLP”), KEY CENTER LESSEE CORP., an Ohio corporation (“Lessee GP”), KEY CENTER LESSEE LIMITED PARTNERSHIP, an Ohio limited partnership (“KC Lessee”; and together with JRI, JG, KCPLP and Lessee GP, the “Jacobs Parties”); KEY CENTER PROPERTIES LLC, a Delaware limited liability company (“KCPLLC”), WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company (“Wells”), WELLS TRS II – HOTEL, LLC, a Delaware limited liability company (“Wells QRS”) and CHICAGO TITLE INSURANCE COMPANY (“Escrow Agent” or “Title Company”).

RECITALS

A. Public Square North Community Urban Redevelopment Corporation (“Tower Ground Lessor”) is the owner in fee of certain real property legally described in Exhibit A attached hereto (the “Tower Land”) and all buildings, fixtures and other improvements situated on the Tower Land (collectively, the “Tower Improvements”), said Tower Land, Tower Improvements and all easements and other real and personal property appurtenant thereto are hereinafter collectively referred to as the “Tower Property”. The Tower Property is leased to KCPLP pursuant to that certain Lease/Agency Agreement dated December 14, 1988 from Tower Ground Lessor to Public Square North Limited Partnership (“PSNLP”), a Memorandum of which was filed for record December 15, 1988 and recorded in Volume 88-6553, Page 13 of Cuyahoga County Records, as assigned to and assumed by KCPLP by Assignment and Assumption of Leases from PSNLP to KCPLP dated December 30, 1996, filed for record December 30, 1996 and recorded in Volume 96-12738, Page 49 of Cuyahoga County Records (the “Tower Ground Lease”). The Tower Ground Lessor is a party to certain financial agreements with the City of Cleveland (the “City”) as more particularly described in Schedule 4(a)(xvii) hereof. Tower Ground Lessor is owned and controlled by parties related to KCPLP.

B. Mall A Community Urban Redevelopment Corporation (“Hotel Ground Lessor”) is the owner in fee of certain real property legally described in Exhibit B attached hereto (the “Hotel Land”) and all buildings, fixtures and other improvements situated on the Hotel Land (collectively, the “Hotel Improvements”), said Hotel Land and Hotel Improvements and all easements and other real and personal property appurtenant thereto are hereinafter collectively referred to as the “Hotel Property”. The Hotel Property is leased to KCPLP pursuant to that certain Lease/Agency Agreement dated December 14, 1988 from Hotel Ground Lessor to Mall A Limited Partnership (“MALP”), a Memorandum of which was filed for record December 15, 1988 and recorded in Volume 88-6553, Page 4 of Cuyahoga County Records, as assigned to and assumed by KCPLP by Assignment and Assumption of Leases from MALP to KCPLP dated December 30, 1996, filed for record December 30, 1996 and recorded in Volume 96-12739, Page 37 of Cuyahoga County Records (the “Hotel Ground Lease”). The Hotel

Ground Lessor is a party to certain financial agreements with the City as more particularly described in Schedule 4(a)(xvii) hereof. The Hotel Ground Lessor is owned and controlled by parties related to KCPLP. The Hotel Property is subleased by KCPLP to KC Lessee, pursuant to that certain Hotel Sublease Agreement dated as of December 30, 1996, a memorandum of which was filed for record December 30, 1996 and recorded in Volume 96-12739, Page 30 of Cuyahoga County Records, as amended by Amendment to Memorandum of Sublease dated March 7, 1997 which was filed for record March 11, 1996 and recorded in Volume 97-02027, Page 14 of Cuyahoga County Records (the “Hotel Sublease”).

C. The City is the owner in fee of certain real property legally described in Exhibit C attached hereto (the “Garage Land”; and together with the Tower Land and the Hotel Land, the “Land”), which Garage Land is (i) leased to Memorial Park Garage Community Urban Redevelopment Corporation (“GCURC”) pursuant to a Lease between the City and GCURC dated June 28, 1989, a Memorandum of which was filed for record on January 4, 1990 and recorded in Volume 90-0066, Page 42 of Cuyahoga County Records (the “Garage Lease”) and (ii) subleased to Memorial Park Garage Limited Partnership (“MPGLP”) pursuant to that certain Sublease/Agency Agreement dated November 1, 1989 from GCURC to MPGLP which was filed for record January 23, 1991 and recorded in Volume 91-0367, Page 55 of Cuyahoga County Records, and rerecorded January 30, 1991 in Volume 91-0466, Page 39 of Cuyahoga County Records, as assigned to and assumed by KCPLP by Assignment and Assumption of Sublease from MPGLP to KCPLP dated December 30, 1996, filed for record December 30, 1996 and recorded in Volume 96-12740, Page 24 of Cuyahoga County Records (the “Garage Sublease”). The buildings, fixtures and other improvements situated on the Garage Land (collectively, the “Garage Improvements”; and together with the Tower Improvements and the Hotel Improvements, the “Improvements”) are owned, for the term of the Garage Lease, by GCURC, and upon termination of the Garage Lease, by the City. The interests of the Assignors (as defined below) and OTR in the Garage Land and Garage Improvements and all easements and other real and personal property appurtenant thereto are hereinafter collectively referred to as the “Garage Property”; and together with the Tower Property and Hotel Property and all agreements, contracts, licenses, easements and other rights relating thereto, the “Project.” GCURC is a party to certain financial agreements with the City as more particularly described in Schedule 4(a)(xvii) hereof. GCURC is owned and controlled by parties related to KCPLP. The Garage Property is sub-subleased by KCPLP to KC Lessee pursuant to that certain Garage Sublease Agreement dated as of December 30, 1996, a memorandum of which is filed for record December 30, 1996 and recorded in Volume 96-12740, Page 19 of Cuyahoga County Records, as amended by Amendment to Memorandum of Sublease dated March 7, 1997 which was filed for record March 11, 1996 and recorded in Volume 97-02027, Page 21 of Cuyahoga County Records (the “Garage Sub-sublease”). For the purposes hereof, the term “Assignors” means JRI, JG and KCPLP.

D. KCPLP’s interest in the Tower Ground Lease, Hotel Ground Lease and Garage Sublease (the “Property”) is encumbered by certain mortgages (the “TIAA Mortgages”) in favor of Teachers Insurance and Annuity Association of America and New York State Teachers’ Retirement System (collectively, the “Lender”) securing a loan made by Lenders on December 20, 1996 in the original principal amount of $185,000,000.00 (the “TIAA Loan”).

E. KCPLP’s interest in (i) the Tower Ground Lease is also encumbered by a mortgage in the original principal amount of $10,000,000.00 in favor of the City (the “Tower UDAG Mortgage”) and (ii) the Hotel Ground Lease is also encumbered by a mortgage in the original principal amount of $7,900,000.00 in favor of the City (the “Hotel UDAG Mortgage”; and together with the Tower UDAG Mortgage, the “UDAG Mortgages”), which UDAG Mortgages secure those certain loans to KCPLP in the aforesaid amounts (collectively, the “UDAG Loans”).

F. KCPLP is the holder of (i) that certain promissory note and mortgage each dated December 14, 1988, granted by Tower Ground Lessor to PSNLP, which mortgage was recorded on December 15, 1988 at Volume 88-6555, Page 17, Cuyahoga County Records, and assigned by PSNLP to KCPLP pursuant to that certain Assignment of Mortgage dated December 30, 1996, and recorded December 30, 1996 in Volume 96-12739, Page 4, Cuyahoga County Records (the “Tower CURC Note and Mortgage”), (ii) that certain promissory note and mortgage each dated December 14, 1988, granted by Hotel Ground Lessor to MALP, which mortgage was recorded on December 15, 1988 at Volume 88-6555, Page 40, Cuyahoga County Records, and assigned by MALP to KCPLP pursuant to that certain Assignment of Mortgage dated December 30, 1996, and recorded December 30, 1996 in Volume 96-12739, Page 52, Cuyahoga County Records (the “Hotel CURC Note and Mortgage”), and (iii) that certain promissory note and mortgage each dated November 1, 1989, granted by GCURC to MPGLP, which mortgage was recorded on February 14, 1991 at Volume 91-0803, Page 32, Cuyahoga County Records, and assigned by MPGLP to KCPLP pursuant to that certain Assignment of Mortgage dated December 30, 1996, and recorded December 30, 1996 in Volume 96-12740, Page 30, Cuyahoga County Records (the “Garage CURC Note and Mortgage”; and together with the Tower CURC Note and Mortgage and the Hotel CURC Note and Mortgage, the “CURC Notes and Mortgages”).

G. KC Lessee is a related party to, but not controlled by, KCPLP. KC Lessee is owned 50.9% by Judson E. Smith (“Smith”) as a limited partner; 49% by JRI, as a limited partner; and .1% by Lessee GP, as a general partner. Lessee GP is wholly owned by Martin J. Cleary (“Cleary”).

H. The Tower Property is currently managed by JG Office Management LLC, an Ohio limited liability company (“Tower Manager”) pursuant to a Property Management and Leasing Agreement dated January 1, 1997 between Office Manager and KCPLP (the “Existing Tower Management Agreement”).

I. The Hotel Property is currently managed by Marriott Hotel Services, Inc. (“Hotel Manager”) pursuant to an Amended and Restated Management Agreement dated June 14, 1991 between Hotel Manager and KC Lessee (as the same has been amended from time to time, the “Hotel Management Agreement”).

J. The Garage Property is currently managed by Standard Parking (“Garage Manager”) pursuant to a garage management agreement dated February 26, 1999 between Garage Manager and KC Lessee (as the same has been amended from time to time, the “Garage Management Agreement”).

K. The parties hereto desire to recapitalize and reconstitute KCPLP and KC Lessee on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENTS

1. AGREEMENT TO RECAPITALIZE AND RECONSTITUTE KCPLP AND KC LESSEE. Each of the parties hereto, for itself, hereby agrees to cause the following to occur at Closing (hereinafter defined):

(a) KCPLP will enter into amendments to the Tower Ground Lease, Hotel Ground Lease and Garage Sublease with Tower Ground Lessor, Hotel Ground Lease and GCURC, respectively, in substantially the forms attached hereto Schedule 1(a) (the “CURC Lease Amendments”).

(b) KCPLP will assign to KCPLLC, and KCPLLC will assume, all of KCPLP’s right, title and interest in and to the Project and the CURC Notes and Mortgages, subject to the TIAA Mortgages and the UDAG Mortgages, and KCPLP will initially be the sole member in KCPLLC.

(c) KC Lessee will assign the Garage Management Agreement to KCPLLC. JRI will assign to Wells QRS, and will cause Smith to assign to Wells QRS, each of their respective limited partnership interests in KC Lessee. Wells QRS and Lessee GP will amend and restate the Limited Partnership Agreement of KC Lessee. KCPLP and KC Lessee will terminate the Garage Sub-Sublease.

(d) KCPLP will distribute to OTR a 50% membership interest in KCPLLC (the “OTR Membership Interest”), together with an amount equal to the OTR Priority Return, in redemption of OTR’s interest in KCPLP.

(e) OTR will assign to Wells, and Wells will assume, the OTR Membership Interest in consideration of the payment by Wells to OTR of $71,154,882 (the “OTR Sales Price”).

(f) Wells will cause Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Wells REIT”) to loan to KCPLP, and KCPLP will borrow from Wells REIT, $71,154,882 (the “Wells Loan”). The Wells Loan will be evidenced by a promissory note by KCPLP (the “KCPLP Note”) and secured by a pledge of its interest in KCPLLC to Wells REIT (the “KCPLP Pledge”). At Closing, KCPLP will deliver a direction notice to KCPLLC and Wells in substantially the form attached hereto as Schedule 1(f) (the “Direction Notice”).

(g) KCPLP will use a portion of the Wells Loan in an amount equal to the accrued but unpaid OTR Priority Return (as such term is defined in that certain Agreement of Limited Partnership of KCPLP dated as of December 30, 1996) (the “OTR Priority Return”) to pay to OTR the OTR Priority Return.

(h) Wells will loan to KCPLLC $152,277,237.54 (the “Company Loan”) which amount, together with additional funds contributed by KCPLP, will be paid to Lender in full satisfaction of the TIAA Loan (including all prepayment penalties and commissions) (such additional funds, the “Additional Payoff Amount”) and KCPLP will endeavor in good faith to cause Lender to assign the TIAA Loan to Wells pursuant to documents reasonably acceptable to Wells and Lender (the “TIAA Loan Assignment Documents”), which TIAA Loan, as assigned, will then be amended, restated and consolidated into the Company Loan pursuant to the Company Loan Documents. The Company Loan will be evidenced by a promissory note by KCPLLC and secured by, inter alia, a mortgage of its interest in the Project to Wells (the “Company Loan Documents”). In the event Lender will not enter into the TIAA Loan Assignment Documents, KCPLP shall instead require that Lender deliver instruments in recordable form, if necessary, evidencing the satisfaction in full of the TIAA Loan (the “TIAA Loan Satisfaction Documents”). It shall not be a condition of Wells’ obligation to Close that Lender deliver the TIAA Loan Assignment Documents or TIAA Loan Satisfaction Documents, so long as the Title Policy is issued without exception for the TIAA Loan.

(i) JRI will make a cash contribution to KC Lessee in the amount necessary (approximately $4,000,000) to permit KC Lessee to satisfy all outstanding accounts payable, distributions and required reserves, including all rent up to the Closing Date, such that KC Lessee will have a zero balance sheet as of the Closing Date.

(j) KCPLP and Tower Manager will terminate the Existing Tower Management Agreement, and KCPLLC and Tower Manager will enter into a new management agreement with respect to the Tower Property.

(k) Wells, JRI and JG will enter into an amended and restated operating agreement of KCPLLC.

(l) Wells QRS and Lessee GP will enter into an amended and restated limited partnership agreement of KC Lessee.

(m) The foregoing actions shall be deemed to have been taken in the order set forth above, but shall be effective simultaneously.

2. GOOD FAITH DEPOSIT; DUTIES OF ESCROW AGENT.

(a) Within two (2) business days after the full execution and delivery of this Agreement by all parties (other than Escrow Agent which will sign upon its receipt of the Good Faith Deposit), Wells shall deposit with Escrow Agent, to an account designated by the Atlanta, Georgia office of Escrow Agent (the “Atlanta Office”) the sum of Twenty Million Dollars ($20,000,000.00) (together with interest earned thereon, the “Good Faith Deposit”). The Escrow Agent shall hold the Good Faith Deposit in an interest-bearing account in accordance with the terms and conditions of this Agreement. All interest accruing on such sums shall become a part of the Good Faith Deposit and shall be distributed as part of the Good Faith Deposit in accordance with the terms of this Agreement. The Escrow Agent shall not be responsible for any interest on the Good Faith Deposit (except as is actually earned) or the loss of any interest resulting from the withdrawal of the Good Faith Deposit prior to the date interest is posted thereon.

(b) The parties agree that the duties of the Escrow Agent hereunder are purely ministerial in nature and that the Escrow Agent shall incur no liability hereunder or otherwise (except for willful misconduct or gross negligence) for any action taken by it hereunder or for any failure or refusal to act pursuant to any advice, notice, direction or instruction which it may receive from any party or for any other matter. The Escrow Agent shall have no responsibility to determine the authenticity or validity of any notices, directions, instructions or other items delivered to it, and it shall be fully protected in acting in accordance with any written notice, direction or instruction given to it under this Agreement and believed by it to be authentic. Except in the case of willful misconduct and/or gross negligence of the Escrow Agent, the parties hereto agree to indemnify and hold harmless the Escrow Agent from and against any liability, and shall promptly pay or reimburse costs incurred by it, in connection with its performance hereunder as Escrow Agent.

(c) If Wells timely exercises the right to terminate this Agreement in accordance with the express terms of this Agreement, then the Escrow Agent shall release the Good Faith Deposit to Wells. If Wells does not timely exercise the right to terminate this Agreement in accordance with the express terms of this Agreement, then, other than upon consummation of the Closing, in the event that Escrow Agent intends to release the Good Faith Deposit to any party, then Escrow Agent shall promptly give written notice of such fact (the “Release Notice”) to Wells and the Jacobs Parties, and (i) if Escrow Agent receives a written objection to releasing such sums from either such party within ten (10) days after delivery of the Release Notice to such parties, then Escrow Agent shall not release the Good Faith Deposit and any such dispute shall be resolved as provided herein, or (ii) if Escrow Agent does not receive a written objection within such ten (10) day period, then Escrow Agent shall release the Good Faith Deposit to the party entitled to same.

(d) The Escrow Agent may at any time discharge its duties hereunder by depositing the Good Faith Deposit with a court of competent jurisdiction and, in the event of a dispute hereunder, Escrow Agent shall so deposit the Good Faith Deposit upon request of Wells or the Jacobs Parties.

(e) If the Closing occurs, the Good Faith Deposit will be applied to the amount of the Wells Loan. If the Closing does not occur for any reason other than a default by Wells under this Agreement, the Good Faith Deposit will be refunded to Wells. If the Closing does not occur due to a default by Wells under this Agreement, the Good Faith Deposit will be paid to KCPLP, as liquidated damages.

3. TITLE AND SURVEY; AS-IS, WHERE-IS.

(a) Title and Survey. Wells acknowledges receipt of (i) a title insurance commitment dated July 7, 2005, Commitment Number 24511196 (A1) (the “Commitment”) issued by the Title Company for the issuance of an owner’s leasehold policy of title insurance, (ii) a survey dated June 15, 2005, prepared by Garrett & Associates, Inc. revised November 8, 2005 (the “Survey”); (iii) a proforma title policy in favor of KCPLLC in the form attached hereto as Schedule 3(b) (the “Proforma Title Policy”). Wells also acknowledges and agrees that the

Jacobs Parties will establish of record, prior to the Closing Date, certain easements, covenants, conditions and restrictions pursuant to that certain Declaration of Easements, Covenants, Conditions and Restrictions attached hereto as Schedule 9(ee) hereof (the “Declaration of CCRs”). The items shown on Schedule B of the Proforma Title Policy and the Declaration of CCRs are collectively referred to herein as the “Permitted Exceptions”). Wells hereby approves of the Permitted Exceptions.

(b) AS-IS, WHERE-IS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS TO BE DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT ASSIGNORS ARE NOT MAKING AND HAVE NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROJECT, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROJECT WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED BY OR ON BEHALF OF ASSIGNORS TO WELLS, OR ANY OTHER MATTER OR THING REGARDING THE PROJECT. WELLS ACKNOWLEDGES AND AGREES THAT, UPON CLOSING, ASSIGNORS WILL CONTRIBUTE OR ASSIGN TO KCPLLC AND KCPLLC WILL ACCEPT THE PROJECT “AS-IS, WHERE-IS, WITH ALL FAULTS,” EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT OR THE DOCUMENTS TO BE DELIVERED AT CLOSING. WELLS HAS NOT RELIED AND WILL NOT RELY ON, AND ASSIGNORS ARE NOT LIABLE FOR OR BOUND BY, ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING OR RELATING TO THE PROJECT (INCLUDING ANY OFFERING CIRCULAR AND ANY OTHER PROJECT INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROJECT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) MADE OR FURNISHED BY ASSIGNORS, ANY MANAGER OR REAL ESTATE BROKER, FINDER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT ASSIGNORS, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS TO BE DELIVERED AT CLOSING. WELLS REPRESENTS TO ASSIGNORS THAT WELLS HAS COMPLETED SUCH INVESTIGATIONS OF THE PROJECT, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS WELLS HAS DEEMED NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROJECT. UPON CLOSING, KCPLLC WILL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY WELLS’ INVESTIGATIONS, AND KCPLLC, UPON CLOSING, WILL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED ASSIGNORS (AND THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES,

LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, THAT KCPLLC MIGHT HAVE ASSERTED OR ALLEGED AGAINST ASSIGNORS (AND/OR THEIR OFFICERS, DIRECTORS, MEMBERS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS; PROVIDED, HOWEVER, IN NO EVENT SHALL ASSIGNORS BE RELEASED FROM CLAIMS ARISING UNDER THOSE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT OR THE DOCUMENTS DELIVERED AT CLOSING THAT BY THEIR TERMS EXPLICITLY SURVIVE THE CLOSING OF THE TRANSACTIONS HEREUNDER OR FROM THEIR RESPECTIVE CONTINUING INTEREST IN THE PROJECT.

4. REPRESENTATIONS AND WARRANTIES. The following representations and warranties are made as of the date hereof and shall be deemed to be remade as of the date of Closing (as such representations and warranties may be modified by the applicable party in writing at or prior to Closing):

(a) Representations and Warranties of KCPLP. KCPLP hereby represents and warrants to KCPLLC, KC Lessee, Wells and Wells QRS (Wells and Wells QRS, collectively, the “Wells Parties”) as follows:

(i) KCPLP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio, and is qualified to do business in Ohio, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) Upon repayment in full of the TIAA Loan, KCPLP’s interest in the Project will be unencumbered, except by the Permitted Exceptions;

(iii) KCPLP has taken all actions required to be taken under the laws of the State of Ohio and under its limited partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iv) (A) the execution of this Agreement will not constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, constitute a default under) any term or provision of KCPLP’s limited partnership agreement or any other agreement, lease, or other instrument by which it is bound; and (B) the consummation of the transactions contemplated by this Agreement will not constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, constitute a default under) any term or provision of KCPLP’s limited partnership agreement or any other agreement, lease, or other instrument by which it is bound, provided however, that KCPLP makes no representation under clause (B) as to the effect of this transaction on the provisions of the UDAG Notes and Mortgages and Tax Abatement Agreements;

(v) no litigation, proceeding, or action is pending or, to KCPLP’s actual knowledge, threatened against the Project or KCPLP, that could materially adversely affect the Project or its ownership or operation;

(vi) no condemnation proceeding is pending or, to KCPLP’s actual knowledge, threatened against or relating to the Project;

(vii) all agreements, bookings or other confirmed reservations for public functions, banquets, conferences, meetings, accommodations or other uses of rooms in the Tower Property for the period on and after the Closing Date, including agreements for the use of the lobby or the conference center (collectively, the “Tower Advance Bookings” or “Tower Advance Booking Agreements”) and all public function, banquet, conference, meeting, food and beverage deposits and other deposits or fees for Tower Advance Bookings (collectively, the “Tower Advance Booking Deposits”) applicable to the period on and after the Closing Date are listed on Schedule 4(a)(vii) attached hereto;

(viii) Schedule 4(a)(viii) is a complete and accurate list of all leases, tenancies, licenses, concessions and rental or occupancy agreements granting possessory rights in, on or covering the Project, including all modifications, extensions, amendments and guarantees thereof (the “Tenant Leases”), and all security deposits (including cash deposits and letters of credit) with respect thereto (the “Security Deposits”). Complete, true, and correct copies of such Tenant Leases have been delivered or made available to Wells;

(ix) except as disclosed on Schedule 4(a)(ix) attached hereto, to the actual knowledge of KCPLP, no tenant under any Tenant Lease is in default under any Tenant Lease, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default by any tenant under any Tenant Lease. KCPLP is not in default under any Tenant Lease, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default by KCPLP under any Tenant Lease;

(x) Schedules 4(a)(x)-1, 2, 3, 4 and 5, respectively, are true and complete lists of all of the documents (including all modifications and amendments thereof or thereto) constituting the (i) Tower Lease, (ii) Hotel Lease and Hotel Sublease, (iii) Garage Lease, Garage Sublease and Garage Sub-Sublease, (iv) Service Contracts to which KCPLP is a party and (v) evidencing and securing the UDAG Loans (the “UDAG Loan Documents”). Except for the foregoing documents, KCPLP is not a party to any other agreement relating to the Project;

(xi) complete, true, and correct copies of the Tower Lease, Hotel Lease, Hotel Sublease, Garage Lease, Garage Sublease, Garage Sub-Sublease, Service Contracts to which KCPLP is a party and UDAG Loan Documents (including all modifications and amendments thereof or thereto) have been delivered or made available to Wells;

(xii) except as disclosed on Schedule 4(a)(xii) attached hereto and except for matters expressly contemplated by this Agreement to be cured, and are cured, as of the Closing Date, to the actual knowledge of KCPLP, neither KCPLP nor any other party under the Tower Lease, Tower Advance Booking Agreements, Hotel Lease, Hotel Sublease, Garage Lease,

Garage Sublease, Garage Sub-Sublease, UDAG Loan Documents or Service Contracts to which KCPLP or the Tower Manager, as agent for KCPLP, is a party, is in default thereunder, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default thereunder;

(xiii) to KCPLP’s actual knowledge, no condition exists at the Project which constitutes or has resulted in a violation of any Legal Requirement relating to Hazardous Materials, and to KCPLP’s actual knowledge, KCPLP has not conducted any activities at the Project which would result in a violation of any Legal Requirement relating to Hazardous Materials. “Legal Requirements” shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all governmental authorities which are applicable to the Project or any part thereof. “Hazardous Materials” shall mean toxic wastes, hazardous materials, hazardous substances or other substances which are defined, prohibited or regulated by, or listed in, any federal, state or local law or regulation addressing environmental protection or pollution control maters;

(xiv) KCPLP has not engaged in any business or activity other than those with respect to the Project and set forth in this Agreement;

(xv) all tax returns for federal, state and local income, excise, sales and use, personal property and franchise taxes required by law to be filed by KCPLP prior to the date of this Agreement have been filed, and all taxes, if any, shown on such returns to be due and payable, together with any interest or penalties thereon, have been paid by KCPLP;

(xvi) KCPLP is the holder of the CURC Notes and Mortgages and has not assigned, pledged, transferred or encumbered its interest therein to any party, except that KCPLP collaterally assigned its interest in the CURC Notes and Mortgages to Lender in connection with the TIAA Loan;

(xvii) KCPLP is affiliated with the Tower Ground Lessor, Hotel Ground Lessor and GCURC. Schedule 4(a)(xvii) is a true and complete list of all of the documents (including all modifications and amendments thereof or thereto) between Tower Ground Lessor, Hotel Ground Lessor and GCURC, on the one hand, and the City on the other hand (the “Tax Abatement Agreements”), and complete, true, and correct copies of the Tax Abatement Agreements have been delivered to Wells. Except as expressly set forth in this Agreement, none of Tower Ground Lessor, Hotel Ground Lessor or GCURC is a party to any other agreement relating to the Project; and

(xviii) the outstanding principal amount of the TIAA Loan after taking into account the payment due December 1, 2005 will be $152,277,237.54, the outstanding principal amount of the loan secured by the Tower UDAG Mortgage is $10,000,000.00 and the outstanding principal amount of the loan secured by the Hotel UDAG Mortgage is $7,663,000.00.

(b) Representations and Warranties of KC Lessee. KC Lessee hereby represents and warrants to the Wells Parties as follows:

(i) KC Lessee is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Ohio, and is qualified to do business in Ohio, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) KC Lessee has taken all actions required to be taken under the laws of the State of Ohio and under its limited partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iii) (A) the execution of this Agreement will not constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, constitute a default under) any term or provision of KC Lessee’s limited partnership agreement or any other agreement, lease, or other instrument by which it is bound; and (B) the consummation of the transactions contemplated by this Agreement will not constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, constitute a default under) any term or provision of KC Lessee’s limited partnership agreement or any other agreement, lease, or other instrument by which it is bound, provided however, that KC Lessee makes no representation under clause (B) as to the effect of this transaction on the provisions of the UDAG Notes and Mortgages and Tax Abatement Agreements;

(iv) no litigation, proceeding, or action is pending or, to KC Lessee’s actual knowledge, threatened against the Project or KC Lessee, that could materially adversely affect the Project or its ownership or operation;

(v) no condemnation proceeding is pending or, to KC Lessee’s actual knowledge, threatened against or relating to the Project;

(vi) all agreements, bookings or other confirmed reservations for public functions, banquets, conferences, meetings, accommodations or other uses of rooms in the Hotel Property for the period on and after the Closing Date, including, but not limited to, agreements with outside booking agents and agreements with entities for corporate rates (collectively, the “Hotel Advance Bookings” or “Hotel Advance Booking Agreements”) and all room reservation deposits, public function, banquet, conference, meeting, food and beverage deposits and other deposits or fees for Hotel Advance Bookings (collectively, the “Hotel Advance Booking Deposits”) applicable to the period on and after the Closing Date are listed on Schedule 4(b)(vi) attached hereto;

(vii) Schedule 4(b)(vii) is a description of all accounts and reserves for furniture, fixtures and equipment required under the Hotel Management Agreement and the amount on deposit therein as of the date hereof (the “FFE Reserves”) (the schedule of FFE Reserves shall be updated as of Closing);

(viii) Schedules 4(b)(viii)-1, 2, 3, 4, 5 and 6, respectively, are true and complete lists of all of the documents (including all modifications and amendments thereof or thereto) constituting the (i) Hotel Sublease, (ii) Hotel Management Agreement, (iii) Garage

Sub-Sublease, (iv) Garage Management Agreement, (v) Service Contracts to which KC Lessee is a party and (vi) that certain lease (the “Club Lease”) between KC Lessee and Society Center Club, Inc., an Ohio corporation (the “Club Operator”). Except the foregoing documents, KC Lessee is not a party to any other agreement relating to the Project;

(ix) complete, true, and correct copies of the Hotel Sublease, Hotel Management Agreement, Garage Sub-sublease, Garage Management Agreement, Service Contracts to which KC Lessee is a party and Club Lease (including all modifications and amendments thereof or thereto) have been delivered or made available to Wells;

(x) except as disclosed on Schedule 4(b)(x) attached hereto, and except for matters expressly contemplated by this Agreement to be cured, and are cured, as of the Closing Date, to the actual knowledge of KC Lessee, neither KC Lessee nor any other party under the Hotel Sublease, Hotel Management Agreement, Garage Sub-Sublease, Garage Management Agreement, Service Contracts to which KC Lessee is a party or Club Lease is in default thereunder, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default thereunder;

(xi) to KC Lessee’s actual knowledge, no condition exists at the Project which constitutes or has resulted in a violation of any Legal Requirement relating to Hazardous Materials, and to KC Lessee’s actual knowledge, KC Lessee has not conducted any activities at the Project which would result in a violation of any Legal Requirement relating to Hazardous Materials;

(xii) KC Lessee was formed on December 18, 1996 and is now owned 50.9% by Smith as a limited partner, 49% by JRI, as a limited partner, and .1% by Lessee GP, as a general partner. Immediately prior to the assignments to Wells QRS, (A) Smith was the record and beneficial owner of, and had good title to, his limited partnership interest in KC Lessee, which partnership interest was not subject to any liens or encumbrances, (B) JRI was the record and beneficial owner of, and had good title to, its limited partnership interest in KC Lessee, which partnership interest was not subject to any liens or encumbrances, and (C) Lessee GP was the record and beneficial owner of, and had good title to, its general partnership interest in KC Lessee, which partnership interest was not subject to any liens or encumbrances;

(xiii) no action, suit or other proceedings (including, but not limited to any action or other proceeding under the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., or any other federal, state or local laws affecting the rights of debtors and/or creditors generally) is pending or, to the knowledge of KC Lessee, has been threatened that concerns or involves KC Lessee, or the ownership interests therein;

(xiv) neither JRI nor Smith has entered into any contract to transfer its limited partnership interest in KC Lessee or any part thereof which is currently in effect. No options, warrants, calls or other outstanding rights exist or have been granted to any person or entity to acquire any interest of any kind in such partnership interest or KC Lessee;

(xv) Lessee GP has not entered into any contract to transfer the general partnership interest in KC Lessee or any part thereof which is currently in effect. No options, warrants, calls or other outstanding rights exist or have been granted to any person or entity to acquire any interest of any kind in such partnership interest or KC Lessee;

(xvi) neither JRI, Smith or Lessee GP is in default under its obligations or liabilities pertaining to KC Lessee, nor to the knowledge of KC Lessee are there facts, circumstances, conditions or events which, after notice or lapse of time, would constitute such a default. KC Lessee is not in default under its obligations or liabilities pertaining to the Project, nor are there facts, circumstances, conditions or events which, after notice or lapse of time, or both, would constitute a default. KC Lessee is current on all of its debts and liabilities, whether to trade creditors or otherwise;

(xvii) KC Lessee has not engaged in any business or activity other than those with respect to the Project and set forth in this Agreement. KC Lessee owns no real property and KC Lessee’s interest in the Project is unencumbered;

(xviii) attached hereto as Schedule 4(b)(xviii) is a list of all the banks, depositories or financial institutions in which KC Lessee has an account, escrow account, money market fund account, lock box or safe deposit box setting forth with respect to each such bank, institution or depository: name and address of the bank, institution or depository, the account number(s) or the box number(s), or both, and the names of the persons who were authorized immediately prior to the date hereof to make withdrawals from or enter such accounts and boxes;

(xix) attached hereto as Schedule 4(b)(xix) is a true and complete list of all of KC Lessee’s policies of insurance which are in force on the date hereof. All premiums for such insurance are paid in full. KC Lessee has not performed, permitted or suffered any act or omission which would cause the insurance coverage provided in said policies to be reduced or cancelled; and

(xx) all tax returns for federal, state and local income, excise, sales and use, personal property and franchise taxes required by law to be filed by KC Lessee prior to the date of this Agreement have been filed, and all taxes, if any, shown on such returns to be due and payable, together with any interest or penalties thereon, have been paid by KC Lessee.

(c) Representations and Warranties of JRI. JRI hereby represents and warrants to the Wells Parties as follows:

(i) JRI is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in the State of Ohio to the extent required by its businesses, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement.

(ii) JRI has taken all actions required to be taken under the laws of the States of Delaware and Ohio and under its limited partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of JRI’s limited partnership agreement or any other agreement, lease, or other instrument by which it is bound;

(iv) JRI is the owner of a 49% limited partnership interest in KC Lessee and immediately prior to the assignments to Wells QRS, JRI was the record and beneficial owner of, and had good title to, its limited partnership interest in KC Lessee, which partnership interest was not subject to any liens or encumbrances;

(v) JRI has not entered into any contract to transfer its limited partnership interest in KC Lessee or any part thereof which is currently in effect. JRI has not granted to an y person or entity any options, warrants, calls or other outstanding rights to acquire any interest of any kind in its partnership interest in KC Lessee; and

(vi) JRI is not in default under its obligations or liabilities pertaining to KC Lessee.

(d) Representations and Warranties of JG. JG hereby represents and warrants to the Wells Parties as follows:

(i) JG is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Ohio, and is qualified to do business in Ohio, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement.

(ii) JG has taken all actions required to be taken under the laws of the State of Ohio and under its limited liability company agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement; and

(iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of JG’s limited liability company agreement or any other agreement, lease, or other instrument by which it is bound.

(e) Representations and Warranties of OTR. OTR hereby represents and warrants to the Wells Parties as follows:

(i) OTR is a general partnership duly organized and validly existing under the laws of the State of Ohio, and is qualified to do business in Ohio, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) OTR has taken all actions required to be taken under the laws of the State of Ohio and under its partnership agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of OTR’s partnership agreement or any other agreement, lease, or other instrument by which it is bound; and

(iv) immediately prior to the assignment to Wells, OTR was the record and beneficial owner of, and had good title to, the OTR Membership Interest, which membership interest was not subject to any liens or encumbrances.

(f) Representations and Warranties of Lessee GP. Lessee GP hereby represents and warrants to the Wells Parties as follows:

(i) Lessee GP is a corporation duly organized and validly existing under the laws of the State of Ohio, and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) Lessee GP was formed on December 16, 1996 and is now owned 100% by Cleary. Immediately prior to the assignments to Wells, Cleary was the sole record and beneficial owner of, and had good title to, all of the issued and outstanding shares of Lessee GP, which shares was not subject to any liens or encumbrances;

(iii) no action, suit or other proceedings (including, but not limited to any action or other proceeding under the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., or any other federal, state or local laws affecting the rights of debtors and/or creditors generally) is pending or, to Lessee GP’s knowledge, has been threatened that concerns or involves Lessee GP, or the his shares therein;

(iv) Cleary has not entered into any contract to transfer its shares in Lessee GP or any part thereof which is currently in effect. No options, warrants, calls or other outstanding rights exist or have been granted to any person or entity to acquire any interest of any kind in such shares or Lessee GP;

(v) Cleary is not in default under its obligations or liabilities pertaining to Lessee GP, nor to Cleary’s knowledge are there facts, circumstances, conditions or events which, after notice or lapse of time, would constitute such a default. Lessee GP is not in default under its obligations or liabilities pertaining to the Project, nor are there facts, circumstances, conditions or events which, after notice or lapse of time, or both, would constitute a default. Lessee GP is current on all of its debts and liabilities, whether to trade creditors or otherwise;

(vi) Lessee GP has not engaged in any business or activity other than being the general partner of KC Lessee. Lessee GP owns no real property; and

(vii) all tax returns for federal, state and local income, excise, sales and use, personal property and franchise taxes required by law to be filed by Lessee GP prior to the date of this Agreement have been filed, and all taxes, if any, shown on such returns to be due and payable, together with any interest or penalties thereon, have been paid by Lessee GP.

(g) Representations and Warranties of Wells. Wells hereby represents and warrants to Assignors and OTR as follows:

(i) Wells is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) Wells has taken all actions required to be taken under the laws of the State of Delaware and under its limited liability company agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Wells’ limited liability company agreement or any other agreement, lease, or other instrument by which it is bound; and

(iv) Wells is not (1) an individual who is, or (2) a partnership, association, or corporation that is owned or controlled by, a person who during the preceding three (3) years was employed by, an officer of, or a board member of The State Teachers Retirement System of Ohio, (the “OSTR”) and no employee of Wells who holds a fiduciary, administrative, supervisory, or trust position, or any other position in which such person would be involved on behalf of Wells in decisions or recommendations pertaining to the Project, is a person who, during the preceding three (3) years, was employed by, an officer of, or a board member of OSTR.

(h) Representations and Warranties of Wells QRS. Wells QRS hereby represents and warrants to Assignors and OTR as follows:

(i) Wells QRS is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has, and will have on the Closing Date, all necessary power and authority to (A) carry on the business for which it has been organized; (B) own and operate its property; and (C) enter into and perform its obligations under this Agreement;

(ii) Wells QRS has taken all actions required to be taken under the laws of the State of Delaware and under its by-laws to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated by this Agreement;

(iii) neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will constitute a violation of or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Wells QRS’s by-laws or any other agreement, lease, or other instrument by which it is bound; and

(iv) Wells QRS is not (1) an individual who is, or (2) a partnership, association, or corporation that is owned or controlled by, a person who during the preceding three (3) years was employed by, an officer of, or a board member of OSTR and no employee of Wells who holds a fiduciary, administrative, supervisory, or trust position, or any other position in which such person would be involved on behalf of Wells QRS in decisions or recommendations pertaining to the Project, is a person who, during the preceding three (3) years, was employed by, an officer of, or a board member of OSTR.

(i) Knowledge Defined. When the phrase “to the actual knowledge” or similar phrase is used with respect to KCPLP or KC Lessee, it shall mean the actual knowledge of Douglas L. Miller and Thomas Kroth, employees of such parties or their affiliates who have the day to day responsibility for the Project.

(j) Survival. The representations and warranties set forth in this Section 4 (other than those set forth in subsection (k) below) shall survive for the period of nine (9) months after the Closing. The Wells Parties shall have no right to assert any claim against KCPLP, JRI or JG, as applicable, hereunder following the expiration of such nine (9) month period, except to the extent any of the Wells Parties has delivered to such party, within such nine (9) month period, written notice of such claim. At Closing, the Jacobs Parties shall deliver to the Wells Parties an indemnification agreement in the form attached hereto as Schedule 4(j) hereof (the “Indemnification Agreement”).

(k) The liability of the parties for breach of any representation and warranty under the following provisions shall survive the Closing without time limitation: Sections 4(a)(i), (iii) and (iv); Sections 4(b)(i), (ii), (iii), (xii), (xiii), (xiv) and (xv); Sections 4(c)(i)-(iv), inclusive; Sections 4(d) and (e); Sections 4(f)(i)-(iv), inclusive; and Sections 4(g) and (h).

(l) If, at or prior to Closing, any party has “actual knowledge” of a misrepresentation, or incorrect or inaccurate representation made under this Section 4 and fails to terminate this Agreement and proceeds to consummate Closing, then such party shall have no claim against such other party for such misrepresentation, or incorrect or inaccurate representation after the Closing. The Wells Parties shall be deemed to have actual knowledge of any matters disclosed in any of the Estoppel Certificates actually delivered to Wells pursuant to the terms of this Agreement upon receipt of the same.

5. CLOSING AND ESCROW.

(a) Subject to the terms and conditions of this Agreement, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place on or before December 23, 2005 (the “Target Closing Date”) at the offices of, or by mail through, the Escrow Agent located in Cleveland, Ohio (the “Cleveland Office”). The parties will endeavor in good faith to close before the Target Closing Date, but time is of the essence as to the obligation to close not later than the Target Closing Date. The date on which the Closing actually occurs is the “Closing Date.” On the Closing Date, the parties shall execute and deliver the documents, and cause to be transferred and paid the funds set forth in Section 9 hereof, to the parties entitled thereto.

(b) If the Closing has not occurred on or before 5:00 p.m. Eastern Standard Time on the Target Closing Date, then the Wells Loan shall be reduced by $50,000 per day for each day after the Target Closing Date that Closing does not occur up to and including the first to occur of actual Closing Date and the Extended Outside Date (as hereinafter defined). If the Closing has not occurred on or before December 30, 2005 (the “Outside Date”), then Wells, in its sole discretion, shall have the option by written notice to the Jacobs Parties on or before 5:00 p.m. Eastern Standard Time on the Outside Date either to (i) terminate this Agreement, in which event the provisions of Section 12 below shall apply, except that the Jacobs Parties shall pay to Wells an amount equal to its actual out of pocket expenses, including attorneys’ fees, related to its efforts to acquire the Property, as supported by copies of invoices or comparable evidence that such amounts have been paid or are due and owing, not to exceed $500,000, or (ii) extend the Outside Date to January 13, 2006 (the “Extended Outside Date”).

(c) If the Closing has not occurred on or before the Extended Outside Date, then Wells, in its sole discretion, shall have the option by written notice to the Jacobs Parties on or before 5:00 p.m. Eastern Standard Time on the Extended Outside Date either to (i) terminate this Agreement, in which event the provisions of Section 12 below shall apply, except that the Jacobs Parties shall pay to Wells an amount equal to its actual out of pocket expenses, including attorneys’ fees, related to its efforts to acquire the Property, as supported by copies of invoices or comparable evidence that such amounts have been paid or are due and owing, not to exceed $500,000, or (ii) extend the Outside Date to January 31, 2006 (the “Final Outside Date”), provided that if Wells elects further to extend the Outside Date, the Wells Loan shall not be further reduced beyond the amount of such loan on January 13, 2006.

(d) If the Closing has not occurred on or before the Final Outside Date, then Wells and the Jacobs Parties shall each have the right by written notice to the other party on or before 5:00 p.m. Eastern Standard Time on the Extended Outside Date to terminate this Agreement, in which event the provisions of Section 12 below shall apply, except that the Jacobs Parties shall pay to Wells an amount equal to its actual out of pocket expenses, including attorneys’ fees, related to its efforts to acquire the Property, as supported by copies of invoices or comparable evidence that such amounts have been paid or are due and owing, not to exceed $500,000. If any party defaults in its obligations under this Agreement, the provisions of Section 13 shall govern with respect to such default.

6. OPERATION OF THE PROJECT PRIOR TO CLOSING. From the date of this Agreement to the Closing Date:

(a) the Jacobs Parties shall cause the Project to be maintained and operated in accordance with the practices of Assignors with respect to the Project in effect as of the date of this Agreement;

(b) the Jacobs Parties shall cause the Project to be maintained in as good repair, order, and condition as exists on the date of this Agreement, ordinary wear and tear excepted;

(c) the Jacobs Parties shall cause to be maintained and kept in full force and effect, insurance on the Project in amounts of not less than the amounts in effect as of the date hereof;

(d) Assignors shall cause compliance with the terms and provisions of the UDAG Loan Documents, Tower Lease, Hotel Lease, Garage Lease, Garage Sublease, Garage Management Agreement, Hotel Management Agreement, Tenant Leases, Service Contracts, Club Lease and all other agreements in effect relating to the Project (the “Project Agreements”);

(e) Assignors shall not enter into, or cause or permit KCPLP or KC Lessee to enter into, any new leases, tenancies, licenses, concessions, rental or occupancy agreements or any other agreement with respect to the Project, and shall not modify any of the Project Agreements, without, in each case, obtaining the prior written consent of Wells. To the extent Wells approves in writing a new lease or amendment to an existing lease, the obligation to pay tenant improvement allowances, brokerage fees and attorneys’ fees as expressly set forth in such new lease or amendment (or as otherwise agreed to in writing by Wells) shall be borne by KCPLLC. Whenever Wells’ approval of a new lease or amendment to an existing lease is requested pursuant to this Section 6(e), Wells shall respond to such request within ten (10) business days after Wells’ receipt of the request, together with the proposed lease, amendment, financial terms and such other documentation which may be reasonably requested by Wells (collectively, the “Notice and Back-up”). Wells may grant or withhold its approval in its sole discretion and may condition its approval on such matters as Wells deems appropriate in its sole discretion. If Wells fails to approve or disapprove of such new lease or amendment to existing lease within said ten (10) business days after its receipt of the Notice and Back-up, Wells shall be deemed to have approved the terms of such new lease or amendment to lease as set forth in the Notice and Back-up. Wells hereby consents to KCPLP entering into that certain Lease Reinstatement/Renewal Agreement and Amendment to Lease with Mobile Hyperbaric Centers LLC in the form provided to Wells by the Jacobs Parties (through their attorneys) on November 21, 2005 (and the attachments thereto and that followed), and Wells agrees to pay at closing actual costs incurred by KCPLP in connection therewith not to exceed $58,550 for landlord’s work, $36,595.25 for leasing commissions payable to Grubb & Ellis and $5,000 in legal fees. Wells further consents to KCPLP entering into a lease with Great Lakes Corporate Real Estate Partners LLC., subject to the terms set forth in that certain email sent by Spencer Patton of Wells to D. Miller of the Jacobs Parties on November 30, 2005, a copy of which is attached hereto as Exhibit D.

(f) the Jacobs Parties shall use commercially reasonable efforts to obtain, not later than seven (7) days prior to the Closing Date, an estoppel certificate from each occupancy tenant of the Property under a Tenant Lease in the form prescribed by any Tenant Lease, or if no form is prescribed, then in substantially the form of Schedule 6(f) attached hereto with such reasonably changes as may be requested by Wells (each, a “Tenant Estoppel Certificate”);

(g) the Jacobs Parties shall use commercially reasonable efforts to obtain, not later than seven (7) days prior to the Closing Date, an estoppel certificate from the Club Operator in substantially the form of Schedule 6(g) attached hereto (the “Club Operator Estoppel”) regarding the Club Lease;

(h) the Jacobs Parties shall use commercially reasonable efforts to obtain, not later than seven (7) days prior to the Closing Date, an estoppel certificate and amendment to the Hotel Management Agreement from the Hotel Manager in substantially the form of Schedule 6(h) attached hereto (the “Hotel Manager Estoppel and Amendment to Hotel Management Agreement”);

(i) the Jacobs Parties shall use commercially reasonable efforts to obtain, not later than seven (7) days prior to the Closing Date, an estoppel certificate from the Garage Manager in substantially the form of Schedule 6(i) attached hereto (the “Garage Manager Estoppel”);

(j) the Jacobs Parties shall use commercially reasonable efforts to obtain, not later than seven (7) days prior to the Closing Date, an estoppel certificate from the City in substantially the form of Schedule 6(j) attached hereto relating to the Garage Lease (the “Garage Lease Estoppel”);

(k) intentionally omitted;

(l) the Jacobs Parties shall use commercially reasonable efforts to obtain from Deloitte the Audit Report and Opinion (as each is defined in Section 21);

(m) the Jacobs Parties shall deliver to Wells a closing balance sheet as of the day of Closing and an income statement for the period from 1/1/2005 thru the date of Closing in each case with respect to KCPLP both on a consolidated basis and individually with respect to each of the Tower Property, the Hotel Property and the Garage Property, together with all financial and other information as is necessary in Wells’ reasonable judgment to conduct a review of such closing balance sheet and income statements (the “Balance Sheets and Back-Up”); and

(n) the Jacobs Parties shall timely deliver a notice to Lender consistent with the requirements of the documents evidencing and securing the TIAA Loan advising Lender that the TIAA Loan will be repaid at Closing and shall endeavor in good faith to obtain from Lender the TIAA Loan Assignment Documents or TIAA Loan Satisfaction Documents, provided that the delivery of such documents shall not be a condition to Wells’ obligation to Close so long as the Title Policy and the Loan Policy are issued without exception for the TIAA Loan.

7. CONDITIONS TO CLOSING.

(a) Conditions to Assignors’ and OTR’s Obligation to Close. The obligation of Assignors and OTR to close the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Assignors and OTR, at their election, may waive all or any of such conditions in writing:

(i) Wells shall have funded or caused to be funded the Wells Loan, the Company Loan, the OTR Sales Price and all other amounts required to be funded by Wells pursuant to this Agreement;

(ii) The Wells Parties shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by them and shall have taken all other action and fulfilled all other conditions required of them under this Agreement in all material respects; and

(iii) all representations and warranties of the Wells Parties shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date.

(b) Conditions to the Wells Parties’ Obligation to Close. The obligation of the Wells Parties to close the transactions contemplated by this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that the Wells Parties, at their election, may waive all or any of such conditions in writing:

(i) KCPLP shall have funded the OTR Priority Return, the Additional Payoff Amount and all other amounts required to be funded by the Jacobs Parties pursuant to this Agreement;

(ii) Assignors and OTR shall have delivered or caused to be delivered at Closing all of the documents and instruments required by this Agreement to be delivered by Assignors and OTR and shall have taken all other action and fulfilled all other conditions required of Assignors and OTR under this Agreement in all material respects;

(iii) the representations and warranties of Assignors and OTR, if any, shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date as if made on and as of such date, subject, however, to changes in the ordinary course of business between the date hereof and the Closing Date resulting from the operation of the Project between the date hereof and the Closing Date and in accordance with the provisions of this Agreement, provided such changes were disclosed to Wells in writing and are acceptable to Wells in its sole discretion;

(iv) the Title Company shall be irrevocably committed to issuing (a) in favor of KCPLLC a title insurance policy in the form of the Proforma Title Policy and in an amount determined by Wells (the “Title Policy”), and (b) in favor or Wells a mortgagee’s title insurance policy in the amount of the Company Loan in form substantially the same as the Proforma Title Policy and otherwise reasonably acceptable to Wells (the “Loan Policy”);

(v) the Jacobs Parties shall have delivered to Wells the Club Operator Estoppel, the Hotel Manager Estoppel and Amendment to Hotel Management Agreement, the Garage Manager Estoppel, the Garage Lease Estoppel and a Tenant Estoppel Certificate from each of KeyBank National Association, Thompson Hine LLP, Squire, Sanders and Dempsey, Booz Allen & Hamilton, Inc., Deloitte & Touche USA LLP and Frantz Ward LLP (collectively, the “Major Tenants”);

(vi) with respect to any tenant under the Tenant Leases (other than the Major Tenants) for which a Tenant Estoppel Certificate is not delivered, KCPLP shall deliver a “seller’s estoppel” with respect to such tenants in substantially the same form as the Tenant Estoppel;

(vii) Wells shall have received the Audit Report and Opinion; and

(viii) Wells shall have received the Balance Sheets and Back-Up.

If the Closing does not take place for any reason whatsoever, Wells shall not, directly or indirectly, disclose to any person or party or use in any manner any information acquired by Wells with respect to the Project, except as may be required by law. Upon termination of this Agreement for any reason other than Closing, Wells shall return to the Jacobs Parties any and all documents, information and property of the Jacobs Parties in Wells’ possession. This provisions shall survive the termination of this Agreement.

8. RISK OF LOSS. If any part of the Project is damaged or destroyed by fire or any other cause (“Damage”) or subject to a pending, threatened, or completed taking by condemnation or eminent domain, or a proposed conveyance under threat of either (“Taking”), the Jacobs Parties shall promptly notify Wells of the same.

(a) Damage.

(i) If the cost to repair the Damage is in excess of Five Million Dollars ($5,000,000), as determined by a contractor selected by the Jacobs Parties and reasonably acceptable to Wells, or, if any of the Major Tenants terminates its Tenant Lease or has the right to terminate its Tenant Lease by reason of such Damage (unless such right has been waived by such tenant in writing), the Wells Parties shall have the right to terminate this Agreement by giving written notice of such termination within thirty (30) days after the date that the Jacobs Parties deliver to Wells notice of such Damage. If the Wells Parties elect to terminate this Agreement pursuant to the terms of this paragraph, the provisions of Section 12 below shall apply.

(ii) If this Agreement is not terminated pursuant to Subsection 8(a)(i) above, the Jacobs Parties shall have the right to elect to:

(1) repair and restore the Project, in a good and workmanlike manner, to substantially the same condition as that prior to the date of the Damage, in which event the Closing Date shall be extended for a reasonable period of time to permit the Jacobs Parties to complete such reconstruction or restoration; or

(2) not repair and restore the Project, but instead assign to KCPLLC and/or KC Lessee, as applicable, all rights to the proceeds of any compensation or insurance payable, in which event the Wells Loan shall be reduced by the amount of the deductible, if any, under the insurance policy or policies covering the Project.

In either event under this subsection (a)(ii), the Wells Parties shall remain obligated to perform their obligations under this Agreement.

(b) Taking.

(i) If, prior to the Closing Date, all or any part of the Project is taken by condemnation or a conveyance in lieu thereof, or if notice of a condemnation proceeding with respect to the Project is received by the Jacobs Parties, the Jacobs Parties shall promptly notify Wells of such condemnation or a conveyance in lieu thereof. Wells may elect, by written notice to be delivered to the Jacobs Parties on or before the earlier of (1) the twentieth (20th) day after Wells’ receipt of such notice, or (2) the Closing Date, to terminate this Agreement, in which event the provisions of Section 12 below shall apply. If Wells does not so elect to terminate the Agreement, the parties hereto shall close this transaction notwithstanding such taking or condemnation, and all awards as a result of such condemnation proceedings shall be paid or assigned to KCPLLC and/or KC Lessee, as applicable.

(c) Survival. The provisions of this Section 8 shall survive a termination of this Agreement.

9. CLOSING DELIVERIES. On the Closing Date, the parties thereto (or with respect to which the delivery relates) shall cause to be executed and/or delivered to each other (if the Closing is to occur by mail) or to the Cleveland Office of Escrow Agent (if the Closing is to occur in person), the following documents (except as otherwise indicated, the parties shall deliver four (4) counterparts of each document):

(a) an Assignment and Assumption of Lease/Sublease in substantially the form attached hereto as Schedule 9(a) (the “Assignment and Assumption of Leases”) pursuant to which KCPLP shall assign to KCPLLC, and KCPLLC shall assume, all of KCPLP’s right, title and interest in and to the Tower Lease, the Hotel Lease, the Hotel Sublease and the Garage Sublease;

(b) a bill of sale in substantially the form attached hereto as Schedule 9(b) (the “Bill of Sale”) conveying to KCPLLC all of KCPLP’s right, title and interest in and to all furnishings, furniture, supplies, equipment, fixtures and other personal property located at, or used in connection with the ownership, operation and maintenance of the Project, including without limitation (i) all heating, lighting, air conditioning, ventilating, plumbing, electrical or other mechanical equipment, furniture, furnishings, carpeting, appliances, tools, inventory, supplies, signs, draperies and other equipment and personal property at the Land or the Improvements, and (ii) specifically including the equipment, fixtures and personal property listed in Exhibit A attached thereto, specifically excluding, however, the art work located in the lobby and in the Conference Center on the 27th floor of the Tower Improvements, as more specifically identified on Exhibit B attached thereto;

(c) an assignment and assumption agreement in substantially the form attached hereto as Schedule 9(c) (the “Assignment and Assumption of Tenant Leases and Security Deposits”) pursuant to which KCPLP will assign, and KCPLLC will assume, all right, title and interest of KCPLP, as landlord or licensor, in and to all Tenant Leases and Security Deposits. Any Security Deposits maintained in the form of a letter of credit shall be delivered to Wells at Closing and KCPLP shall endeavor to cause the reissuance or endorsement of each such letter of credit for the benefit of KCPLLC within a reasonable time after Closing;

(d) an assignment and assumption agreement in substantially the form attached hereto as Schedule 9(d) (the “Assignment and Assumption of Service Contracts and Intangible Property”) pursuant to which KCPLP will assign, and KCPLLC will assume, all right, title and interest of KCPLP in and to (i) all other agreements, contracts, and contract rights pertaining to the Project to the extent assignable (collectively, the “Service Contracts”), and (ii) all intangible property owned by KCPLP and used in connection with the Project, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, in the possession of Assignors which were prepared in connection with the construction of the Improvements and all licenses, permits and warranties now in effect with respect to the Project to the extent assignable (collectively, the “Intangible Property”);

(e) a certificate of distribution in substantially the form attached hereto as Schedule 9(e) (the “OTR Distribution Certificate”) pursuant to which KCPLP will distribute to OTR a 50% membership interest in KCPLLC;

(f) an assignment and assumption agreement in substantially the form attached hereto as Schedule 9(f) (the “Assignment and Assumption of OTR Interest”) pursuant to which OTR will assign to Wells, and Wells will assume, all right, title and interest of OTR in and to KCPLLC;

(g) an assignment and assumption agreement in substantially the form attached hereto as Schedule 9(g) (the “Assignment and Assumption of Garage Management Agreement”) pursuant to which KC Lessee will assign to KCPLLC, and KCPLLC will assume, all right, title and interest of KC Lessee in and to the Garage Management Agreement;

(h) an assignment and assumption agreement in substantially the form attached hereto as Schedule 9(h) (the “Assignment and Assumption of Interests in KC Lessee”) pursuant to which SMITH and JRI will assign to Wells QRS, and Wells QRS will assume, all right, title and interest of SMITH and JRI in and to KC Lessee;

(i) a termination of the Garage Sub-Sublease, together with a termination of the memorandum of such Sub-Sublease, in substantially the forms attached hereto as Schedule 9(i) (the “Termination of Garage Sub-Sublease”);

(j) a termination of the Existing Tower Management Agreement between KCPLP and Tower Manager in substantially the form attached hereto as Schedule 9(j) (the “Termination of Existing Tower Management Agreement”);

(k) agreements between KCPLLC and Tower Manager in substantially the forms attached hereto as Schedule 9(k) with respect to the management and leasing of the Tower Property (the “New Tower Management Agreement” and the “New Tower Leasing Agreement”);

(l) one original of the KCPLP Note substantially in the form attached as Schedule 9(l);

(m) the Company Loan Documents substantially in the forms attached as Schedule 9(m);

(n) the KCPLP Pledge substantially in the form attached as Schedule 9(n) and the Direction Notice;

(o) such UCC-1 financing statements as shall be reasonably required by Wells to perfect the KCPLP Pledge (the “Financing Statements”);

(p) two original counterparts of an opinion of counsel to KCPLP in form and substance reasonably acceptable to Wells with respect to the due authorization, execution, delivery, enforceability and, as applicable, perfection, of the KCPLP Note, KCPLP Pledge and Financing Statements (the “Wells Loan Opinion”);

(q) an original and a copy of the good standing certificates (or evidence of existence in the case of OTR) from Ohio and/or Delaware, as indicated, for each of KCPLP (Ohio), KC Lessee (Ohio), JRI (Ohio and Delaware), JG (Ohio), Lessee GP (Ohio) and OTR (Ohio) (each, a “Good Standing Certificate”);

(r) affidavits in the form of Schedule 9(r), attached hereto, regarding the non-foreign status of each of KCPLP, JRI, JG, OTR and SMITH (each, a “Non-Foreign Affidavit”);

(s) evidence reasonably satisfactory to the parties and Escrow Agent that the parties have the requisite power and authority to consummate the transactions contemplated hereby and that all actions pursuant thereto and all documents have been duly authorized and all documents have been duly executed and delivered (the “Authority Documents”);

(t) a copy of a letter to each tenant under the Tenant Leases in form reasonably satisfactory to Wells stating that KCPLP’s interest in the Tenant Leases has been assigned to KCPLLC and advising each tenant that all future payments of rent and all other future correspondence regarding the Project should be delivered to KCPLLC (the “Tenant Letters”);

(u) one copy of the certificate of formation and operating agreement for KCPLLC (the “KCPLLC Organizational Documents”);

(v) an amended and restated operating agreement of KCPLLC in substantially the form attached hereto as Schedule 9(v) (the “KCPLLC Operating Agreement”);

(w) one copy of the certificate of limited partnership and limited partnership agreement for KC Lessee (the “KC Lessee Organizational Documents”);

(x) an amended and restated limited partnership agreement of KC Lessee in substantially the form attached hereto as Schedule 9(x) (the “KC Lessee Partnership Agreement”);

(y) the Club Operator Estoppel, the Hotel Manager Estoppel and Amendment to Hotel Management Agreement, the Garage Manager Estoppel, the Garage Lease Estoppel and all Tenant Estoppel Certificates and “seller’s estoppels” (the “Estoppels”);

(z) the Closing Statement (defined below);

(aa) the Balance Sheets and Back-Up;

(bb) the Audit Report and Opinion;

(cc) a notice to the City under the Garage Lease advising the City of the assignment and assumption of the Garage Sublease in form reasonably acceptable to Wells (the “City Notice”);

(dd) such other or further instruments of conveyance, sale, assignment, certification, and transfer as the parties or Escrow Agent may reasonably request in order to consummate the transactions expressly provided hereby (the “Other Closing Documents”);

(ee) a copy of the Declaration of CCRs;

(ff) an assignment and assumption of the Tower CURC Note and Mortgage in substantially the form attached as Schedule 9(ff) (the “Tower CURC Assignment”);

(gg) an assignment and assumption of the Hotel CURC Note and Mortgage in substantially the form attached as Schedule 9(gg) (the “Hotel CURC Assignment”);

(hh) an assignment and assumption of the Garage CURC Note and Mortgage in substantially the form attached as Schedule 9(hh) (the “Garage CURC Assignment”);

(ii) the TIAA Loan Assignment Documents or TIAA Loan Satisfaction Documents, as applicable;

(jj) the Indemnification Agreement; and

(kk) the CURC Lease Amendments.

If the Closing is to occur by mail, the parties shall deliver to the Escrow Agent only those documents which need to be recorded.

10. CLOSING STATEMENT AND EXPENSES; AMOUNTS TO BE FUNDED; APPORTIONMENTS.

(a) Closing Statement; Expenses.

(i) At least seven (7) days prior to the Closing Date, the Jacobs Parties and Wells shall jointly prepare a preliminary settlement statement reflecting the amounts to be funded by the parties, prorations to be made between the parties and disbursements to be made to the parties. Such preliminary settlement statement, as approved by the parties, shall be executed by JG and Wells (which execution by JG shall bind the Assignors and OTR and by Wells shall bind Wells QRS) and furnished to the Escrow Agent at or prior to Closing (as so approved, the “Closing Statement”).

(ii) KCPLP shall be responsible for (1) the cost of the title examination and the Commitment, (2) the cost of the Survey previously furnished to Wells; (3) one half (1/2) of any escrow fees charged by the Escrow Agent; and (4) all brokerage fees payable in connection with this transaction, as required by Section 17 of this Agreement.

(iii) Wells shall be responsible for (1) the cost of the Title Policy and Loan Policy, including any endorsements thereto; (2) the cost of any update or revisions to the Survey; (3) the cost of recording the Assignment and Assumption of Leases and any other instruments of conveyance as Wells may desire to record; (4) one half (1/2) of any escrow fees charged by the Escrow Agent; and (5) the fees of Deloitte to prepare the Audit Report and Opinion.

(iv) Each party shall be responsible for the fees of its attorneys and other consultants retained by such party.

(b) Amounts to be Funded. On or before the Closing Date, the applicable party identified below shall cause to be funded to Escrow Agent, pursuant to wire instructions provided by the Atlanta Office of Escrow Agreement, the following:

(i) Wells shall fund the Wells Loan, the Company Loan, the OTR Sales Price and all other amounts required to be contributed by Wells as set forth on the Closing Statement; and

(ii) KCPLP shall fund the OTR Priority Amount, the Additional Payoff Amount and all other amounts required to be contributed by KCPLP as set forth on the Closing Statement.

(c) Apportionments. Subject to Section 10(d) hereof, the following items shall be apportioned between KCPLP and KCPLLC as of 12:01 a.m. on the Closing Date with the date of the Closing being a day of income and expense for KCPLLC:

(i) All items of rent and additional rent and any other charges or expenses payable by KCPLP under the Tower Lease, the Hotel Lease and the Garage Sublease. Items such as real estate taxes, special assessments and personal property taxes that have been paid or are payable shall be prorated as of the Closing Date based on the then current taxes (if known, based on final real estate tax bills for such period, and if not known, based on the most recent ascertainable taxes) and the special assessments due and owing prior to the Closing Date or after the Closing Date with respect to periods prior to the Closing Date.

(ii) All rents and other sums receivable from tenants of the Project which are attributable to the period prior to the Closing Date will be retained by KCPLP but only to the extent that such rents are collected on or before the later of the Closing Date or the date that is fifteen (15) calendar days after the due date therefor. Rents attributable to the period beginning on the Closing Date and thereafter will be paid to the KCPLLC by the tenants. All payments from tenants, on account of rent or otherwise, that are more than fifteen (15) days delinquent and are received by KCPLP or KCPLLC after the Closing Date, shall be applied (i) first, to sums due from the paying tenant for the month in which the Closing Date occurs, (ii) second, to sums first becoming due following the month in which the Closing Date occurs until such sums have been paid in full, and (iii) third, to the oldest receivable due from the paying tenant. Rent received by KCPLP after the Closing Date shall be deemed to be held in trust by KCPLP for KCPLLC and shall be promptly deposited into KCPLLC’s bank accounts for disbursement in accordance with this Agreement, and rent received by KCPLLC after the Closing Date shall be held in trust by KCPLLC for disbursement in accordance with this Agreement in order to recognize the fact that KCPLLC may be in possession of funds due to KCPLP pursuant to this Section 10(c).

(iii) All amounts payable, owing or incurred in connection with the Project under the Service Contracts and any other Project Agreement to be assumed by KCPLLC. All sums due for such accounts payable which are attributable to the period prior to the Closing Date will be paid by KCPLP, or if KCPLP has not received the bill or invoice therefore, or has received but not paid such bill or invoice, prior to the Closing Date, at KCPLLC’s election, KCPLLC will either (i) furnish to KCPLP such bills or invoices received after the Closing Date for payment by KCPLP (and KCPLP shall pay all other such bills or invoices received but not paid prior to the Closing Date) and KCPLLC will have no further obligation with respect thereto, or (ii) pay such bill or invoice on behalf of KCPLP and be entitled to reimbursement thereof by KCPLP on demand.

(iv) All utility charges that are not separately metered to tenants will be prorated as of the Closing Date and KCPLP will obtain a final billing therefor and will either (1) to the extent possible pay (at or prior to the Closing Date) any amounts owing therein for the period prior to the Closing Date or (2) to the extent payment at or prior to the Closing Date is not possible, provide KCPLLC with a credit therefore at Closing.

(v) revenues and expenses under the Hotel Management Agreement or otherwise relating to the Hotel Property, including the Hotel Sublease in accordance with the proration schedule attached hereto as Schedule 10(c)(v);

(vi) revenues and expenses under the Garage Management Agreement or otherwise relating to the Garage Property.

(vii) KCPLLC shall receive a credit for all Security Deposits held in cash by KCPLP on behalf of the tenants under any Tenant Leases.

(viii) KCPLP shall receive a credit for all utility deposits which remain on deposit for the benefit of KCPLLC after Closing.

(ix) KCPLP shall receive a credit for all charges for fuel oil and liquid propane gas not yet used, if any, at the cost per gallon or cubic foot most recently charged to KCPLP based on the supplier’s measurements thereof, plus sales taxes thereon.

(x) KCPLP shall satisfy all leasing commissions (regardless of when due) for any Tenant Leases with respect to current terms or renewals, extension or expansions to the extent exercised prior to the date of this Agreement and provide KCPLLC with reasonable evidence thereof or shall credit such amounts to KCPLLC at Closing.

(xi) KCPLP shall pay all tenant concessions, tenant allowances and tenant improvement costs to the extent due and payable on or prior to the date of this Agreement with respect to the Tenant Leases and shall provide KCPLLC with reasonable evidence thereof prior to Closing or shall credit KCPLLC such amounts at Closing.

(xii) If, as a result of the foregoing adjustments, KCPLLC is entitled to a credit, then the amount of the Wells Loan shall be reduced by such amount. If KCPLP is entitled to a credit, then the amount of the Wells Loan shall be increased by such amount.

(d) True-Up. If any of the foregoing amounts are not known as of the Closing Date or are subject to change after the Closing Date, the parties agree to reprorate when such amounts become known or no longer subject to change and to settle any adjustments by a cash payment. This Section 10(d) shall survive Closing for a period of fifteen (15) months following the Closing Date. There shall be no further adjustments hereunder to the extent any request for adjustment is made after expiration of such fifteen (15) month period.

11. DISBURSEMENTS AND DELIVERIES. Upon consummation of the transactions contemplated by this Agreement, Escrow Agent shall disburse funds and deliver documents as follows:

(a) Disbursement. The Atlanta Office of Escrow Agent shall disburse the funds received by it in accordance with instructions to be provided by the Jacobs Parties and Wells (the “Disbursement Instructions”).

(b) Deliveries. Within five (5) Business Days after the Closing, the Cleveland Office of Escrow Agent shall deliver the documents received by it as follows:

(i) To Assignors, two (2) counterparts (unless otherwise indicated) of each of the following:

(1) A copy of the Title Policy;

(2) Assignment and Assumption of Leases;

(3) Bill of Sale;

(4) Assignment and Assumption of Tenant Leases and Security Deposits;

(5) Assignment and Assumption of Service Contracts and Intangible Property;

(6) OTR Distribution Certificate;

(7) Assignment and Assumption of OTR Interest;

(8) Assignment and Assumption of Garage Management Agreement;

(9) Assignment and Assumption of Interests in KC Lessee;

(10) Termination of Garage Sub-Sublease;

(11) Termination of Existing Tower Management Agreement;

(12) New Tower Management Agreement;

(13) KCPLLC Operating Agreement;

(14) KC Lessee Partnership Agreement;

(15) Closing Statement;

(16) Copies of the Company Loan Documents;

(17) One counterpart of each of the Tower CURC Assignment, Hotel CURC Assignment and Garage CURC Assignment; and

(18) If requested by any Assignor, other Closing Documents, if any, executed by or on behalf of Wells or Wells QRS.

(19) New Tower Leasing Agreement

(ii) To Wells, two (2) counterparts (unless otherwise indicated) of each of the following:

(1) The original Title Policy and original Loan Policy;

(2) Assignment and Assumption of Leases;

(3) Bill of Sale;

(4) Assignment and Assumption of Tenant Leases and Security Deposits;

(5) Assignment and Assumption of Service Contracts and Intangible Property;

(6) OTR Distribution Certificate;

(7) Assignment and Assumption of OTR Interest;

(8) Assignment and Assumption of Garage Management Agreement;

(9) Assignment and Assumption of Interests in KC Lessee;

(10) Termination of Garage Sub-Sublease;

(11) Termination of Existing Tower Management Agreement;

(12) New Tower Management Agreement;

(13) One original of the KCPLP Note;

(14) One original of the Company Loan Documents;

(15) KCPLP Pledge and Direction Notice;

(16) Financing Statements;

(17) Wells Loan Opinion;

(18) Good Standing Certificates for KCPLP (Ohio), KC Lessee (Ohio), JRI (Ohio and Delaware), JG (Ohio), Lessee GP (Ohio) and OTR (Ohio);

(19) Non-Foreign Affidavits for KCPLP, JRI and SMITH;

(20) Authority Documents for the Assignors and OTR;

(21) One copy of each of the Tenant Letters;

(22) One copy of the KCPLLC Organizational Documents;

(23) KCPLLC Operating Agreement;

(24) One copy of the KC Lessee Organizational Documents;

(25) KC Lessee Partnership Agreement;

(26) Estoppels;

(27) One copy of the City Notice;

(28) Closing Statement;

(29) Tower CURC Assignment, Hotel CURC Assignment and Garage CURC Assignment;

(30) One copy of the Declaration of CCRs;

(31) The TIAA Loan Assignment Documents or TIAA Loan Satisfaction Documents, as applicable;

(32) the Indemnification Agreement;

(33) the CURC Lease Amendments; and

(34) If requested by Wells, Other Closing Documents, if any, executed by or on behalf of any Assignor.

(c) Other Deliveries. Assignors shall cause the original executed Tower Lease, Hotel Lease, Garage Sublease, Garage Management Agreement, Hotel Management Agreement, all Tenant Leases and Service Contracts, the original plans and specifications for the Improvements, building permits and certificates of occupancy in Assignor’s possession, and such other certificates, licenses, and permits in Assignor’s possession as may be necessary or desirable for operation of the Project, and the originals or photocopies of all books, accounts, and records relating to the Project to be delivered to (or left with, as applicable) the Tower Manager, Hotel Manager and Garage Manager, as the case may be.

(d) Recording. Within one (1) Business Day after the Closing, the Cleveland Office of Escrow Agent shall record the documents delivered to it for recording as instructed by the parties.

12. PERMITTED TERMINATION. In the event of any termination of this Agreement that, by the express terms of this Agreement, is governed by this Section 12, the Escrow Agent shall return all documents and funds (including the Good Faith Deposit) previously deposited into escrow to the party so depositing same, each party shall pay any costs theretofore incurred by it or for which it is responsible in accordance with the terms hereof, and neither party shall have any additional liability to the other hereunder except as otherwise expressly provided in this Agreement.

13. BREACH.

(a) If any Assignor or OTR defaults in the performance of any material obligation hereunder, including the failure to consummate this transaction on the Closing Date by reason of a default by any Assignor or OTR (and other than by reason of the default of Wells or Wells QRS or failure of any condition precedent to Assignors’ and OTR’s obligation to consummate this transaction that is not also a default by any Assignor or OTR), then the Wells Parties shall have the right, as their only remedies, either to (i) seek specific performance of Assignors’ and OTR’s obligations hereunder or (ii) terminate this Agreement, receive from the Title Company the Good Faith Deposit and assert a claim for actual damages directly arising from such breach, including all costs and expenses incurred by the Wells Parties in connection with this Agreement; provided, however, that in the event any of the Wells Parties obtains a judgment pursuant to a claim for actual damages, the maximum damages to which the Wells Parties, in the aggregate, may be entitled or awarded in any judgment, including any expenses identified above and any attorney fees awarded under Section 13(d) below, shall not exceed the sum of Five Hundred Thousand Dollars ($500,000.00). OTR shall indemnify the Jacobs Parties for any liability incurred by Assignors under this Section 13(a) to the extent caused by OTR; and the Jacobs Parties shall indemnify OTR for any liability incurred by the Assignors under this Section 13(a) to the extent caused by the Jacobs Parties.

(b) The Wells Parties acknowledge that, if any of the Wells Parties defaults in the performance of any material obligation hereunder, including the failure to consummate the transaction contemplated by this Agreement on the Closing Date by reason of such party’s default (and other than by reason of the default of any Assignor or OTR or failure of any condition precedent to the Wells Parties obligation to consummate this transaction that is not also a default by any Assignor or OTR), or if any representation or warranty made by any of the Wells Parties on the date of this Agreement was untrue or incomplete in any material respect on the date of this Agreement and remains untrue or incomplete at Closing, Assignors and OTR shall have the right as their sole remedy to immediately receive from the Title Company the

Good Faith Deposit as Assignors’ and OTR’s liquidated damages. The parties agree that it would be extremely impracticable and difficult to ascertain the actual damages suffered by Assignors and OTR as a result of the Wells Parties failure to consummate the transaction contemplated by this Agreement, and that under the circumstances existing as of the date of this Agreement, the liquidated damages provided for in this section represents a reasonable estimate of the damages which Assignors and OTR will incur as a result of such failure, provided, however, that this provision shall not limit Assignors’ and OTR’s rights to receive reimbursement for attorneys’ fees as provided under Section 13(a) below. The parties hereto expressly acknowledge that the payment of such Good Faith Deposit is not intended as a forfeiture or penalty. The Assignors and OTR agree that any liquidated damages sum received under this Section 13(b) shall be paid to KCPLP.

(c) If any default by any party shall occur and another party should incur expenses in connection with the enforcement of the terms and conditions of this Agreement, or the collection of sums due hereunder, the defaulting party shall reimburse the non defaulting party upon demand for the expenses so incurred. Without limiting the generality of the foregoing, in the event that a party hereto shall commence litigation against another in connection herewith, the losing party in such action shall reimburse the reasonable attorneys’ fees of the prevailing party in such action. If one party prevails on certain claims but the other party prevails on other claims, the award of attorney fees shall be determined at the discretion of the court. If any such expenses are not paid upon demand, the amount thereof shall bear interest at a monthly rate of 1.5% from the date of demand through and including the date of payment and the non defaulting party shall be entitled to seek recovery of such expenses in any action brought by the non defaulting party.

(d) No failure by a party to insist upon strict performance by another party of any provision hereof shall constitute a waiver of strict performance thereof, and no express waiver shall be deemed to apply to any other existing or subsequent failure of performance, whether similar or dissimilar.

(e) No delay or omission by any party to exercise any right accruing to such party upon any such failure by another party shall impair any such right of the non failing party or be construed as a waiver of such failure or any acquiescence therein. Every remedy given under this paragraph or elsewhere in this Agreement may be exercised by the party to whom such remedy is given from time to time and as often as such party may deem expedient. No party shall be required to give any notice, except as otherwise expressly required herein or as may be required by law, prior to the exercise of any remedy reserved to such party in this Agreement.

(f) The provisions of this Section 13 shall survive the termination of this Agreement.

14. NO OUTSIDE REPRESENTATIONS. This Agreement, including the schedules and exhibits attached hereto and incorporated herein, contains all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements. No modification of this Agreement shall be effective unless it is in writing and signed by all parties (except that Escrow Agent need not sign any amendment unless it affects directly Escrow Agent’s rights or obligations hereunder). The provisions of this Section 14 shall survive Closing.

15. SURVIVABILITY. Except as expressly set forth in this Agreement, the rights and obligations of the parties shall not survive the Closing or the termination of this Agreement. Those rights and obligations which, by the express terms of this Agreement, survive the Closing or the termination shall be fully enforceable following the Closing or termination as provided in this Agreement.

16. NOTICES. All notices required to be given or delivered under this Agreement shall be in writing and shall be deemed validly given (a) immediately upon hand delivery, (b) one (1) Business Day following deposit with a courier or express service guaranteeing overnight delivery, (c) three (3) postal delivery days after deposit in the U.S. mails by certified mail, return receipt requested, or (d) immediately upon the telephonically confirmed receipt of a facsimile transmission, provided the same is followed by delivery of a duplicate notice by another method permitted hereunder, addressed as follows:

If to any Assignor

c/o The Richard E. Jacobs Group, Inc.

25425 Center Ridge Road

Cleveland, Ohio 44145

Attn: General Counsel

Telephone: (440) 871 4800

Fax: (440) 808-6903

with a duplicate copy, separately mailed, to

Thompson Hine LLP

3900 Key Center

127 Public Square

Cleveland, Ohio 44114

Attn: Thomas J. Coyne, Esq.

          James B. Aronoff, Esq.

Telephone: (216) 566-5500

Fax: (216) 566-5800

If to OTR:	OTR c/o The State Teachers Retirement System of Ohio 275 East Broad Street Columbus, Ohio 43215 Attn: Director of Real Estate Assets Telephone: (614) 227 7800 Fax: (614) 227 7847

With a duplicate copy, separately mailed, to: Kegler Brown Hill & Ritter 65 East State Street Suite 1800 Columbus, Ohio 43215 Attn: Allen L. Handlan, Esq. Telephone: (614) 462-5400 Fax: (614) 464-2634

If to KCPLLC or the Wells Parties:

c/o Wells Real Estate Funds

8200 The Corners Parkway

Atlanta, Georgia 30092

Attn: Mr. Spencer Y. Patton

Telephone: (770) 243-8398

Fax: (770) 243-8510

with a duplicate copy, separately mailed, to:

Kelley Drye and Warren LLP

101 Park Avenue

New York, New York 10178

Attn: Robert D. Bickford, Jr., Esq.

Telephone: (212) 808-7638

Fax: (212) 808-7897

If to Escrow Agent / Title Company:	Chicago Title Atlanta National Business Unit 4170 Ashford Dunwoody Road, Suite 460 Atlanta, Georgia 30319 Attn: Melissa Hall, Vice President Telephone: (404) 419-3227 Fax: (404) 303-6307

And to:	Chicago Title Insurance Company 1360 East 9th Street, Suite 500 Cleveland, Ohio 44114 Attn: Steven B. Smith Telephone: (216) 696-1275 Fax: (216) 696-8107

or to such other person or address as Assignors, OTR or the Wells Parties shall have given by notice as herein provided.

17. BROKER’S COMMISSION. Except for Eastdil Realty (“Eastdil”), whose fee shall be paid pursuant to a certain Brokerage Agreement between KCPLP and Eastdil, the parties each represent and warrant to the others that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with the subject matter of this Agreement. If for any reason any such commission or fee shall become due, the party dealing with such dealer, agent, or broker shall pay any such commission or fee and shall indemnify, defend, and save the other parties harmless from and against any and all claims for any such commission or fee and from any attorneys’ fees and litigation or other expenses relating to any such claim.

18. LIMITED LIABILITY OF KCPLP. This Agreement is executed by the general partner of KCPLP, who is not acting on such partner’s own behalf, but solely on behalf of KCPLP. Each person dealing with KCPLP must look solely to the assets of KCPLP for the enforcement of any claim against KCPLP arising under this Agreement, and this Agreement is not binding upon, nor shall resort be had to the private property of any of KCPLP’s partners, officers, advisors, employees, or agents. The limitation on liability contained in this section shall apply to all agreements and documents, past, present, and future, executed by KCPLP in connection with the transaction contemplated in this Agreement, and shall survive Closing or the termination of this Agreement.

19. MISCELLANEOUS.

(a) The recitals hereto and all schedules and exhibits attached to this Agreement are incorporated herein by reference as if fully rewritten herein form a part of this Agreement.

(b) This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns and no other person shall be a third party beneficiary under, or have any rights or remedies under or with respect to, this Agreement; provided, however, that no party may transfer or assign this Agreement, or any of its rights or obligations hereunder, without the prior written consent of the other parties.

(c) This Agreement shall be governed by the laws of the State of Ohio, and any litigation arising under this Agreement shall be instituted only in the Common Pleas Court of Cuyahoga County or the Federal District Court for the Northern District of Ohio. The parties consent to the jurisdiction and venue of such courts, and waive any right to trial by jury.

(d) All paragraph headings and other titles and captions herein are for convenience only, do not form a substantive part of this Agreement and shall not restrict or enlarge any substantive provisions hereof or thereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the context and the identity of the person or persons may require. The term “including,” when used in this Agreement, means “including, without limitation,” and shall be construed as a term of illustration, and not a term of limitation. Whenever reference is made to a number of “days” in the computation of time hereunder, such reference shall mean “calendar days” unless otherwise indicated. The term “Business Days” means all ordinary business days, excluding (i) Saturday and Sunday, and (ii) any day that is a national holiday in the United States or state holiday in the State of Ohio. Wherever any period of time is specified herein for the taking of any action or the giving of any notice, the period shall be computed by excluding the day upon which the period is specified to commence and including the last day of the period specified. Whenever the time for performance of an obligation occurs or expires on a day other than a Business Day, the time for performance thereof shall be extended to the next Business Day.

(e) KCPLLC is hereby designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4, if applicable. Following the Closing, KCPLLC shall cause to be filed a Form 1099 information return (or other applicable form) by the date required by law. KCPLP shall cooperate with KCPLLC in connection with all real estate reporting requirements. This paragraph shall survive the Closing.

(f) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

(g) If any one or more of the provisions hereof shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(h) Except as expressly provided herein, this Agreement contains the entire agreement between the parties relating to the transactions contemplated hereby.

(i) This Agreement and any document or instrument executed pursuant hereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

(j) A facsimile or photocopy signature on this Agreement, any amendment hereto or any notice delivered hereunder shall have the same legal effect as an original signature.

(k) The Wells Parties covenant and agree that, in the event either or both of the UDAG Loans are paid off prior to their scheduled maturity dates, the Wells Parties shall not make any claim to the re-use of such funds, and shall cooperate with the Jacobs Parties at no cost or expense to the Wells Parties, if the Jacobs Parties seek to request use or application of such funds for any other project within the City of Cleveland. The provisions of this Section 19(k) shall survive the Closing and remain in effect without time limitation.

20. CONFIDENTIALITY AND PUBLICITY.

(a) Each party agrees that, except as otherwise set forth in this Agreement or provided by law or unless compelled by an order of a court, it shall keep the contents of this Agreement and any information related to the transactions contemplated hereby confidential and further agrees to refrain from generating or participating in any publicity statement, press release, or other public notice regarding this transaction without the prior written consent of the other parties unless required under applicable law or by a court order. Notwithstanding the foregoing, following the Closing each party shall be required to keep only the economic terms regarding this transaction confidential. The provisions of this Section 20(a) shall survive the Closing or any termination of this Agreement.

(b) From the date hereof through Closing, the Jacobs Parties and Wells shall, jointly on behalf of all parties and without the need for additional consents from any of the other parties, prepare and issue all releases of information relating to the transfer of the Project, and any inquiries regarding the transaction contemplated hereby shall be responded to only after consultation with the other party hereto.

21. AUDITS AND REPORTING. The Jacobs Parties are aware of Wells’ requirement under Rule 3-05 of Regulation S-X of the Securities and Exchange Commission (the “Commission”) to file audited financial statements of any entity in which in Wells is acquiring an interest. For purposes of the transactions contemplated by this Agreement, the required audited financials statements pertain to KCPLP. The Jacobs Parties have since 1997 retained Deloitte & Touche (“Deloitte”) to perform audits on KCPLP and Deloitte issued a qualified opinion with respect to KCPLP on March 22, 2005. Rather than retaining its own auditors to perform the historical audits on KCPLP, Wells has agreed to engage Deloitte, at Wells’ cost and expense, to re-audit the financial statements of KCPLP and make all necessary adjustments to such financial statements in order to issue an unqualified opinion with respect to such audit of KCPLP in form and content reasonably acceptable to Wells (the “Audit Report and Opinion”). The Jacobs Parties agree to provide any document, information, assistance and releases necessary in order for Deloitte to re-issue such statements and give an unqualified opinion. In addition, the Jacobs Parties agree to (a) provide Wells and its representatives with access to all financial and other information pertaining to KCPLP to enable Wells and its accountants to comply with any other rule issued by the Commission and applicable to Wells, and (b) cooperate to provide or obtain any consents, waivers or disclosures which Wells may require in order to file its “Form 8-K” and supplements to its prospectus, and to re-file with the Commission any report previously filed with respect to KCPLP or KCPLLC.

22. LIMITED LIABILITY OF OTR. This Agreement and any and all documents executed and/or delivered pursuant hereto by OTR are executed by certain general partners of OTR, not individually, but solely on behalf of and as the authorized nominee and agent for the State Teachers Retirement Board of Ohio. In consideration for OTR entering into this Agreement, all parties hereto waive any right to bring a cause of action against the individuals executing this Agreement on behalf of OTR and all persons dealing with OTR must look solely to the assets of OTR for the enforcement of any claims against OTR, and the obligations hereunder are not binding upon, nor shall any recourse be had to the private property of any of the trustees, officers, employees, or agents of or other persons or entities acting on behalf of OTR, the State Teachers Retirement Board of Ohio or any general partner of OTR. This limitation shall apply to any and all agreements and documents, past, present and future, executed by OTR and/or the State Teachers Retirement Board of Ohio in connection with the transactions contemplated herein.

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-Signature Page to Recapitalization and Reconstitution Agreement-

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth at the beginning of this Agreement.

KEY CENTER PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership

By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

By:
Name:
Title:

JACOBS REALTY INVESTORS LIMITED PARTNERSHIP, a Delawarelimitedpartnership

By:	JG Realty Investors Corp., a general partner

By:
Name:
Title:

JG KEY CENTER PROPERTIES LLC, an Ohio limited liability company

By:
Name:
Title:

KEY CENTER LESSEE LIMITED PARTNERSHIP, an Ohio limited partnership

By:	Key Center Lessee Corp., an Ohio corporation, its general partner

By:
Name:
Title:

-Signature Page to Recapitalization and Reconstitution Agreement, continued-

OTR, an Ohio general partnership, as nominee for the State Teachers Retirement Board of Ohio

By:
Name:
Title:

KEY CENTER PROPERTIES LLC, a Delaware limited liability company

By:	Key Center Properties Limited Partnership, an Ohio limited partnership, its managing member

	By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

By:
Name:
Title:

KEY CENTER LESSEE CORP., an Ohio corporation

By:
Name:
Title:

-Signature Page to Recapitalization and Reconstitution Agreement, continued-

WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company

By:	Wells Operating Partnership II, LP, a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

WELLS TRS II – HOTEL, LLC, a Delaware limited liability company

By:	Wells Capital, Inc., a Georgia corporation, its manager

By:
Name:
Title:

ACCEPTANCE OF ESCROW

Receipt of an executed copy of the foregoing instrument is hereby acknowledged, and the undersigned hereby agrees to act as Escrow Agent in accordance with the foregoing agreement.

Dated: November , 2005	CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title:

FIRST AMENDMENT TO

RECAPITALIZATION AND RECONSTITUTION AGREEMENT

THIS FIRST AMENDMENT TO RECAPITALIZATION AND RECONSTITUTION AGREEMENT (this “Amendment”) is made and entered into as of November 30, 2005 among OTR, an Ohio general partnership, as nominee for the State Teachers Retirement Board of Ohio (“OTR”), JACOBS REALTY INVESTORS LIMITED PARTNERSHIP, a Delaware limited partnership (“JRI”), JG KEY CENTER PROPERTIES LLC, an Ohio limited liability company (“JG”), KEY CENTER PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership (“KCPLP”), KEY CENTER LESSEE CORP., an Ohio corporation (“Lessee GP”), KEY CENTER LESSEE LIMITED PARTNERSHIP, an Ohio limited partnership (“KC Lessee”; and together with JRI, JG, KCPLP and Lessee GP, the “Jacobs Parties”); KEY CENTER PROPERTIES LLC, a Delaware limited liability company (“KCPLLC”), WELLS REIT II – KEY CENTER, LLC, a Delaware limited liability company (“Wells”) and WELLS TRS II – HOTEL, LLC, a Delaware limited liability company (“Wells QRS”).

Whereas, the parties hereto entered into that certain Recapitalization and Reconstitution Agreement of even date herewith (the “Agreement”), and now wish to amend the Agreement on the terms hereinafter provided.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Agreement as follows:

A. Definitions. Capitalized terms used herein but not otherwise defined have the meanings ascribed to them in the Agreement.

B. Amendments. Article 1 of the Agreement is hereby deleted in its entirety and replaced with the following:

1. AGREEMENT TO RECAPITALIZE AND RECONSTITUTE KCPLP AND KC LESSEE. Each of the parties hereto, for itself, hereby agrees to cause the following to occur at Closing (hereinafter defined):

(a) KCPLP will enter into amendments to the Tower Ground Lease, Hotel Ground Lease and Garage Sublease with Tower Ground Lessor, Hotel Ground Lease and GCURC, respectively, in substantially the forms attached hereto Schedule 1(a) (the “CURC Lease Amendments”).

(b) KCPLP will assign to KCPLLC, and KCPLLC will assume, all of KCPLP’s right, title and interest in and to the Project and the CURC Notes and Mortgages, subject to the TIAA Mortgages and the UDAG Mortgages, and KCPLP will initially be the sole member in KCPLLC.

(c) KC Lessee will assign the Garage Management Agreement to KCPLLC. JRI will assign to Wells QRS, and will cause Smith to assign to Wells QRS, each of their respective limited partnership interests in KC Lessee. Wells QRS and Lessee GP will amend and restate the Limited Partnership Agreement of KC Lessee. KCPLP and KC Lessee will terminate the Garage Sub-Sublease.

(d) KCPLP will distribute to OTR a 50% membership interest in KCPLLC (the “OTR Membership Interest”), together with an amount equal to the OTR Priority Return, in redemption of OTR’s interest in KCPLP.

(e) OTR will assign to Wells, and Wells will assume, the OTR Membership Interest in consideration of the payment by Wells to OTR of $71,154,882 (the “OTR Sales Price”).

(f) The Jacobs Parties will contribute to KCPLP, and KCPLP will contribute to KCPLLC, that certain Third Amendment to Office Lease, by and between KCPLP and Thompson Hine LLP, dated December 21, 2005, which has a gross asset value of $3,461,113.78.

(g) Wells will make a cash contribution to KCPLLC in the amount of $1,730,556.89, and KCPLLC will distribute such amount to KCPLP.

(h) Wells will cause Wells Real Estate Investment Trust II, Inc., a Maryland corporation (“Wells REIT”) to loan to KCPLP, and KCPLP will borrow from Wells REIT, $72,885,439.89 (the “Wells Loan”). The Wells Loan will be evidenced by a promissory note by KCPLP (the “KCPLP Note”) and secured by a pledge of its interest in KCPLLC to Wells REIT (the “KCPLP Pledge”). At Closing, KCPLP will deliver a direction notice to KCPLLC and Wells in substantially the form attached hereto as Schedule 1(f) (the “Direction Notice”).

(i) KCPLP will use a portion of the Wells Loan in an amount equal to the accrued but unpaid OTR Priority Return (as such term is defined in that certain Agreement of Limited Partnership of KCPLP dated as of December 30, 1996) (the “OTR Priority Return”) to pay to OTR the OTR Priority Return.

(j) Wells will loan to KCPLLC $152,277,237.54 (the “Company Loan”) which amount, together with additional funds contributed by KCPLP, will be paid to Lender in full satisfaction of the TIAA Loan (including all prepayment penalties and commissions) (such additional funds, the “Additional Payoff Amount”) and KCPLP will endeavor in good faith to cause Lender to assign the TIAA Loan to Wells pursuant to documents reasonably acceptable to Wells and Lender (the “TIAA Loan Assignment Documents”), which TIAA Loan, as assigned, will then be amended, restated and consolidated into the Company Loan pursuant to the Company Loan Documents. The Company Loan will be evidenced by a promissory note by KCPLLC and secured by, inter alia, a mortgage of its interest in the Project to Wells (the “Company Loan Documents”). In the event Lender will not enter into the TIAA Loan Assignment Documents, KCPLP shall instead require that Lender deliver instruments in recordable form, if necessary, evidencing the satisfaction in full of the TIAA Loan

(the “TIAA Loan Satisfaction Documents”). It shall not be a condition of Wells’ obligation to Close that Lender deliver the TIAA Loan Assignment Documents or TIAA Loan Satisfaction Documents, so long as the Title Policy is issued without exception for the TIAA Loan.

(k) JRI will make a cash contribution to KC Lessee in the amount necessary (approximately $4,000,000) to permit KC Lessee to satisfy all outstanding accounts payable, distributions and required reserves, including all rent up to the Closing Date, such that KC Lessee will have a zero balance sheet as of the Closing Date.

(l) KCPLP and Tower Manager will terminate the Existing Tower Management Agreement, and KCPLLC and Tower Manager will enter into a new management agreement with respect to the Tower Property.

(m) Wells, JRI and JG will enter into an amended and restated operating agreement of KCPLLC.

(n) Wells QRS and Lessee GP will enter into an amended and restated limited partnership agreement of KC Lessee.

(o) The foregoing actions shall be deemed to have been taken in the order set forth above, but shall be effective simultaneously.

C. Ratification. In all other respects, except as modified hereby, the Agreement remains unmodified and in full force and effect.

D. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the parties hereto, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

[the remainder of this page is intentionally blank]

-Signature Page to First Amendment to Recapitalization and Reconstitution Agreement-

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth at the beginning of this Amendment.

KEY CENTER PROPERTIES LIMITED PARTNERSHIP, an Ohio limited partnership

By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

By:
Name:
Title:

JACOBS REALTY INVESTORS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	JG Realty Investors Corp., a general partner

By:
Name:
Title:

JG KEY CENTER PROPERTIES LLC, an Ohio limited liability company

By:
Name:
Title:

KEY CENTER LESSEE LIMITED PARTNERSHIP, an Ohio limited partnership

By:	Key Center Lessee Corp., an Ohio corporation, its general partner

By:
Name:
Title:

-Signature Page to First Amendment to Recapitalization and Reconstitution Agreement, continued-

OTR, an Ohio general partnership, as nominee for the State Teachers Retirement Board of Ohio

By:
Name:
Title:

KEY CENTER PROPERTIES LLC, a Delaware limited liability company

By:	Key Center Properties Limited Partnership, an Ohio limited partnership, its managing member

	By:	JG Key Center Properties LLC, an Ohio limited liability company, its sole general partner

By:
Name:
Title:

KEY CENTER LESSEE CORP., an Ohio corporation

By:
Name:
Title:

-Signature Page to First Amendment to Recapitalization and Reconstitution Agreement, continued-

WELLS REIT II – KEY CENTER, LLC,
a Delaware limited liability company

By:	Wells Operating Partnership II, LP, a Delaware limited partnership, its sole member

	By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

By:
Name:
Title:

WELLS TRS II – HOTEL, LLC, a Delaware limited liability company

By:	Wells Capital, Inc., a Georgia corporation, its manager

By:
Name:
Title: